      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 5, 2004

                                                    REGISTRATION NO. 333-[     ]
________________________________________________________________________________
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------

                          VISHAY INTERTECHNOLOGY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                    3670                                   38-1686453
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NUMBER)

                              -------------------

                               63 LINCOLN HIGHWAY
                        MALVERN, PENNSYLVANIA 19355-2120
                                 (610) 644-1300
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                              -------------------

                                RICHARD N. GRUBB
                          VISHAY INTERTECHNOLOGY, INC.
                               63 LINCOLN HIGHWAY
                        MALVERN, PENNSYLVANIA 19355-2120
                                 (610) 644-1300
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                              -------------------

                                   COPIES TO:

                 AVNER Z. LAHAT, ESQ.                                    ABBE L. DIENSTAG, ESQ.
             VISHAY INTERTECHNOLOGY, INC.                          KRAMER LEVIN NAFTALIS & FRANKEL LLP
                  63 LINCOLN HIGHWAY                                        919 THIRD AVENUE
           MALVERN, PENNSYLVANIA 19355-2120                             NEW YORK, NEW YORK 10022
                    (610) 644-1300                                           (212) 715-9100

                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
                              -------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                              -------------------

                        CALCULATION OF REGISTRATION FEE


                                                                 PROPOSED MAXIMUM
                                               PROPOSED MAXIMUM     AGGREGATE         AMOUNT OF
  TITLE OF EACH CLASS OF       AMOUNT TO BE     OFFERING PRICE       OFFERING        REGISTRATION
SECURITIES TO BE REGISTERED     REGISTERED        PER SHARE          PRICE(2)           FEE(3)
---------------------------    ------------    ----------------  ----------------    ------------
Common Stock, par value
  $0.10 per share..........        (1)               N/A           $232,066,450        $29,403

                                                        (footnotes on next page)

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

________________________________________________________________________________

(footnotes from previous page)

(1) This Registration Statement registers the shares of the Registrant's common stock, par value $0.10 per share, issuable in connection with the option by the Registrant, for up to $385 million aggregate principal amount at maturity of the Registrant's outstanding Liquid Yield Option'TM' Notes due 2021 (LYONs). The holders of the LYONs who exercise the option will receive the number of shares equivalent to $602.77 per $1,000 principal amount at maturity of the LYONs divided by the average market price for the five day trading day period ending on June 1, 2004. The actual maximum number of shares will not be known until June 1, 2004.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(f)(3) and Rule 457(c) under the Securities Act of 1933, as amended, based on the product of (i) $602.77, the option price per $1,000 principal amount at maturity of LYONs outstanding as of June 4, 2004, as set forth in the LYONs and (ii) the quotient of (x) $385,000,000, the aggregate principal amount at maturity of LYONs outstanding, divided by
    (y) $1,000. There is no established trading market for the LYONs. Because of the accretion of the LYONs, the option price is greater than the book value of the LYONs as of any date prior to June 4, 2004.

(3) Computed in accordance with Rule 457 under the Securities Act to be $29,403, which is equal to $126.70 per $1,000,000 of the proposed maximum aggregate offering price of $232,066,450.

THE INFORMATION IN THIS COMPANY NOTICE/PROSPECTUS MAY BE CHANGED OR AMENDED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS COMPANY NOTICE/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE AN OFFER IS NOT PERMITTED.

COMPANY NOTICE/PROSPECTUS

                                 [VISHAY LOGO]

                                 COMPANY NOTICE
                                       TO
                                   HOLDERS OF
                          VISHAY INTERTECHNOLOGY, INC.
                     LIQUID YIELD OPTION'TM' NOTES DUE 2021
                           (ZERO COUPON-SUBORDINATED)
                     CUSIP NUMBERS: 928298AC2 AND 928298AD0

    NOTICE IS HEREBY GIVEN to the holders of Liquid Yield Option'TM' Notes due 2021 (Zero Coupon-Subordinated) (LYONs) of VISHAY INTERTECHNOLOGY, INC. that Vishay will purchase the LYONs at the option of the holders at a purchase price of $602.77 per $1,000 principal amount at maturity of the LYONs, on the purchase date of June 4, 2004. The purchase price will be paid in the form of shares of common stock, except as described below. Each holder of LYONs that exercises the option will receive a number of shares determined by dividing the total amount of cash the holder would have been entitled to receive had the purchase price been paid in cash by the market price of a share of common stock. Market price for these purposes means the average of the closing prices of our common stock in New York Stock Exchange composite trading for the five trading day period ending on the third business day prior to the purchase date, which is the period from May 25, 2004 to and including June 1, 2004.

    Vishay's right to pay the purchase price in stock is subject to a number of conditions, as described in this document. If these conditions are not satisfied prior to the close of business on the purchase date, the company will be obligated to pay the entire purchase price in cash. Holders may specify whether in these circumstances they elect to withdraw exercise of the option with respect to some or all of their LYONs or to receive cash.

    In order to exercise the option and receive the purchase price for their LYONs, holders must:

     deliver and not withdraw a purchase notice (or an agent's message according to the procedures of The Depository Trust Company (DTC) for book-entry transfer) prior to 5:00 p.m. New York City time on June 3, 2004, the business date prior to the purchase date; and

     surrender the LYONs (together with any required documentation) to the paying agent prior to, on or after the purchase date, in conformity in all respects to the description of the LYONs in the purchase notice.

    The purchase notice and any required documentation must be delivered to the office of the paying agent. The LYONs must be surrendered in compliance with the book-entry transfer procedures of DTC. The purchase of the LYONs of a holder that has validly exercised the option will be consummated by the delivery of the purchase price to be received by the holder promptly following the later of the purchase date and the time of delivery of the LYONs to which the exercise relates. You may withdraw your exercise of the option at any time prior to 5:00 p.m. New York City time on June 3, 2004.

    The paying agent for the exercise of the option is The Bank of New York. The address for the paying agent is as follows:

             BY MAIL                           BY FACSIMILE                    BY HAND OR OVERNIGHT
             -------                           ------------                    --------------------
    Corporate Trust Operations       (for eligible institutions only)       Corporate Trust Operations
       Reorganization Unit                    (212) 298-1915                   Reorganization Unit
   101 Barclay Street - 7 East                Confirmation:                101 Barclay Street - 7 East
     New York, New York 10286                 (212) 815-5098                 New York, New York 10286
    Attn: Mr. Bernard Arsenec                                               Attn: Mr. Bernard Arsenec

    Our shares of common stock trade on the New York Stock Exchange under the symbol 'VSH'. On May 4, 2004, the last sale price of the shares as reported on the New York Stock Exchange was $17.99 per share.

                               -------------------

WE URGE YOU TO CAREFULLY READ THE 'RISK FACTORS' SECTION BEGINNING ON PAGE 12 OF
           THIS PROSPECTUS BEFORE YOU MAKE ANY INVESTMENT DECISION.

                               -------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION
      NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

           THE DATE OF THIS COMPANY NOTICE/PROSPECTUS IS MAY 5, 2004.

                               TABLE OF CONTENTS

Questions and Answers Concerning the Option.................    2
Summary.....................................................    5
Forward Looking Information.................................   11
Risk Factors................................................   12
Recent Developments.........................................   19
Use of Proceeds.............................................   23
Price Range of Common Stock.................................   23
Description of the Option...................................   23
Description of Capital Stock................................   30
Description of LYONs........................................   32
Certain United States Federal Income Tax Consequences.......   48
Legal Matters...............................................   50
Experts.....................................................   50
Where You Can Find More Information.........................   50

    THIS COMPANY NOTICE/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT VISHAY THAT IS NOT INCLUDED IN OR DELIVERED WITH THE COMPANY NOTICE/PROSPECTUS. SUCH INFORMATION IS AVAILABLE WITHOUT CHARGE TO LYONS HOLDERS UPON WRITTEN OR ORAL REQUEST MADE TO THE OFFICE OF THE CORPORATE SECRETARY, VISHAY INTERTECHNOLOGY, INC., 63 LINCOLN HIGHWAY, MALVERN, PENNSYLVANIA 19355 (TEL. 610-644-1300). TO OBTAIN TIMELY DELIVERY OF ANY REQUESTED INFORMATION, LYONS HOLDERS MUST MAKE ANY REQUEST NO LATER THAN MAY 26, 2004, THE DATE THAT IS FIVE BUSINESS DAYS PRIOR TO THE BUSINESS DAY PRECEDING THE PURCHASE DATE.

    You should rely only on the information contained or incorporated by reference in this company notice/prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

    You should assume that the information appearing in this company notice/prospectus is accurate as of the date on the front cover of this company notice/prospectus only. The business, financial condition, results of operations and prospects of Vishay may have changed since that date.

    'Liquid Yield Option' and 'LYON' are trademarks of Merrill Lynch & Co., Inc.

                  QUESTIONS AND ANSWERS CONCERNING THE OPTION

The following are answers to some of the questions that you may have about the option. To understand the option fully and for a more complete description of the terms of the option, we urge you to read carefully the remainder of this company notice/prospectus and the accompanying purchase notice because the information in this summary is not complete and those documents contain additional important information. As used in this company notice/prospectus, 'Vishay,' 'company,' 'we,' 'us' and 'our' refer to Vishay Intertechnology, Inc. and its consolidated subsidiaries, unless otherwise specified.


Q.   To what securities does this notice relate?

A.   This notice relates to the Liquid Yield Option'TM' Notes due
     2021 (Zero Coupon-Subordinated) (LYONs) of Vishay
     Intertechnology, Inc. The LYONs were issued under an indenture, dated as of June 4, 2001, between the company and The Bank of New York, as trustee.

Q.   Why are you delivering this notice?

A. We are required to deliver this notice under the terms of the indenture to notify you of your right to exercise the option.

Q.   What is the option referred to in this notice?

A. Under the indenture, the holders of LYONs have the option to require us to purchase the LYONs at a purchase price of $602.77 per $1,000 principal amount at maturity of the LYONs on the purchase date of June 4, 2004.

Q. What is the form in which payment for the LYONs will be made?

A. The company has elected to pay the purchase price in shares of common stock. If you exercise the option, you will receive from the company a number of shares determined by dividing the total amount of cash that you would have been entitled to receive had the purchase price been paid in cash by the market price of a share of common stock. Under the indenture, the market price of a share of common stock is defined as average of the closing prices of Vishay's common stock in New York Stock Exchange composite trading for the five trading day period ending on the third business day prior to the purchase date, which is the period beginning on May 25, 2004 and ending on June 1, 2004.

Q. Are there any conditions to the obligation of the company to purchase on the purchase date the LYONs for which the option has been exercised?

A. No. There are no conditions to the obligation of the company to purchase the LYONs of holders that have properly exercised the option.

Q. Are there any conditions to the right of company to pay the purchase price for the LYONs in shares of common stock?

A. Yes. The company's right to pay the purchase price in stock is subject to a number of conditions, including the company's notice of its election to purchase the LYONs for common stock; the shares of common stock to be issued in payment of the purchase price having been admitted for listing on the New York Stock Exchange; registration of the shares of common stock to be issued in payment of the purchase price under the Securities Act of 1933; any necessary qualification or registration under applicable state securities laws; the receipt by the trustee for the LYONs of an officers' certificate and an opinion of counsel
     (as those terms are defined in the indenture); and the publication of the information necessary to calculate the market price for the common stock in a daily newspaper of national circulation or by other appropriate means.

Q.   What happens if these conditions are not satisfied?

A. If these conditions are not satisfied prior to the close of business on the purchase date, the company will be obligated to pay the entire purchase price in cash. Holders may specify whether in these circumstances they elect to withdraw exercise of the option with respect to some or all of their LYONs or to receive cash.


Q.   How do I exercise the option?

A. To exercise the option and receive the purchase price for your LYONs, you must:

      deliver and not withdraw a purchase notice in the form provided with this document (or an agent's message according to the procedures of The Depository Trust Company (DTC) for book-entry transfer) prior to 5:00 p.m. New York City time on June 3, 2004, the business date prior to the purchase date; and

      surrender the LYONs (together with any required documentation) to the paying agent prior to, on or after the purchase date, in conformity in all respects to the description of the LYONs in the purchase notice.

Q.   When does the option expire?

A.   The option expires at 5:00 p.m., New York City time, on June
     3, 2004. The company will not extend the period that you have to exercise the option.

Q. Must I surrender my LYONs to the paying agent prior to the purchase date?

A. No. It is sufficient to deliver the purchase notice (or an agent's message in lieu of a purchase notice) prior to the purchase date provided that you deliver the LYONs on or after the purchase date. However, you will not receive the purchase price unless and until you surrender your LYONs.
     Also, any LYONs as to which you have delivered and not withdrawn a purchase notice (or agent's message in lieu of a purchase notice) will cease to accrue original issue discount on and after the purchase date regardless of when you actually surrender the LYONs.

Q.   If I exercise the option, when will I receive payment for my
     LYONs?

A. We will pay the purchase price of the LYONs promptly following the later of the purchase date and the time of delivery of the LYONs to which the exercise relates.

Q.   Until what time can I withdraw previously surrendered LYONs?

A. You can withdraw LYONs previously surrendered for purchase at any time until 5:00 p.m., New York City time, on June 3, 2004.

Q.   How do I withdraw previously surrendered LYONs?

A. To withdraw previously surrendered LYONs, you must deliver an executed written notice of withdrawal, a form of which has been provided with this document, to the paying agent prior to 5:00 p.m., New York City time, on June 3, 2004.
     Holders that withdraw through DTC need not submit a physical notice of withdrawal to the paying agent if they comply with the withdrawal procedures of DTC.

Q. Do I need to do anything if I do not wish to exercise the option and surrender my LYONs for purchase?

A. No. If you do not deliver a properly completed and duly executed purchase notice before the date on which the option expires, we will not purchase your LYONs, and the LYONs will remain outstanding subject to their existing terms.

Q. If I choose to exercise the option, must I do so for all of my LYONs?

A. No. You may exercise the option with respect to all of your LYONs, a portion of your LYONs or none of your LYONs. If you wish to surrender a portion of your LYONs for purchase, however, you must surrender your LYONs in a principal amount at maturity of $1,000 or an integral multiple thereof.

Q. If I do not exercise the option and surrender my LYONs for purchase, will I continue to be able to exercise my conversion rights?

A. Yes. If you do not surrender your LYONs for purchase, your conversion rights will not be affected. You will continue to have the right to convert each $1,000 principal amount at maturity of the LYONs into 17.6686 shares of common stock of Vishay, subject to the terms, conditions and adjustments specified in the indenture.


Q.   How can I determine the market value of the LYONs?

A. There is no established reporting system or market for trading in the LYONs. To the extent that the LYONs are traded, prices of the LYONs may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the company's operating results and the market for similar securities. To the extent available, holders are urged to obtain current market quotations for the LYONs prior to making any decision with respect to the option. The common stock of Vishay into which the LYONs are convertible is listed on the NYSE under the symbol 'VSH.' On May 4, 2004, the last reported sales price of the common stock on the NYSE was $17.99 per share.

Q. What does the board of directors for the company think of the option?

A. Although the board of directors of the company has approved the terms of the option included in the indenture, the board of directors has not made any recommendation as to whether you should exercise the option and surrender your LYONs for purchase.

Q. If I am a U.S. person for U.S. federal income tax purposes, will I recognize gain if my LYONs are purchased pursuant to the option?

A. In general, a U.S. person that sells LYONs to us in the offer will be required to recognize gain or loss for United
     States federal income tax purposes in an amount equal to the difference, if any, between the fair market value of our common stock and/or cash received in exchange for the LYONs surrendered over the holder's adjusted tax basis in the LYONs surrendered. Any such gain generally will be treated as ordinary interest income. Any such loss will be treated as ordinary loss to the extent of the interest previously included in income by the holder. For more information, please refer to the section titled 'Certain United States
     Federal Income Tax Consequences' beginning on page 48 of this document.

Q.   Who is the paying agent?

A. The Bank of New York, the trustee for the LYONs, is serving as paying agent in connection with the option. Its address and telephone number are set forth on the front cover page of this company notice/prospectus.

Q.   Who can I talk to if I have questions about the option?

A. Questions and requests for assistance in connection with the exercise of the option and surrender of LYONs for purchase may be directed to Bernard Arsenec at The Bank of New York at 212-815-5098.

                                    SUMMARY

    You should read this entire company notice/prospectus, including the information set forth under 'Risk Factors' and the information incorporated by reference in this company notice/prospectus. As used in this company notice/prospectus, 'Vishay,' 'company,' 'we,' 'us' and 'our' refer to Vishay Intertechnology, Inc. and its consolidated subsidiaries, unless otherwise specified.

                          VISHAY INTERTECHNOLOGY, INC.

    Vishay Intertechnology, Inc. is a leading international manufacturer and supplier of passive and active electronic components. Passive components include resistors, capacitors, transducers and inductors. Our offering of active components includes discrete semiconductors, diodes, rectifiers, infrared data communications devices and power and analog switching circuits. Passive electronic components and discrete active electronic components, together with integrated circuits, are the primary elements of almost every electronic circuit. We offer our customers 'one-stop' access to one of the most comprehensive electronic component lines of any manufacturer in the United States, Europe and Asia. Our components are used in virtually all types of electronic products, including those in the industrial, automotive, consumer electronics, telecommunications, electronics manufacturing services, computer and military/aerospace markets. We had total net sales of $1.82 billion in 2002 and total net sales of $2.17 billion in 2003.

    In the past several years, we have taken advantage of a downturn in the electronics industry and the strength of our balance sheet to acquire businesses at prices that we believe would not have been available in other economic environments. In December 2002, we acquired BCcomponents Holdings, a leading manufacturer of passive components in Europe, India and the People's Republic of China, with a broad portfolio of products. Also in 2002, our Measurements Group acquired five manufacturers of transducers and related products that are used in the measurement of stresses, loads, forces and pressure. In November 2001, we acquired General Semiconductor, Inc., a manufacturer of rectifiers, power management devices and other discrete semiconductor components. These acquisitions have broadened our product lines, cushioned the effects of the current downturn and, we believe, positioned our company for growth.

    Our long-term objective is to expand our position as a low-cost producer of a comprehensive line of electronic components. We are led by our founder, Dr. Felix Zandman, and senior executives with siginficant experience in the industry who have committed years of service to Vishay. This management team is focused on continued implementation of our growth strategy, through which we intend to:

     expand within the electronic components industry, primarily through the acquisition of other manufacturers of electronic components that have established positions in major markets, reputations for product quality and reliability, and product lines with which we have substantial marketing and technical expertise;

     achieve a leading position in the market for each of our major product lines;

     reduce selling, general and administrative expenses through the integration or elimination of redundant sales offices and administrative functions at acquired companies;

     achieve significant production cost savings through the transfer to and expansion of manufacturing operations in regions such as Israel, Mexico, Portugal, the Czech Republic, Malaysia, the Republic of China (Taiwan) and the People's Republic of China, which offer lower labor costs and tax and other government-sponsored incentives;

     maintain significant production facilities in those regions where we market our products to service our customers;

     consistently develop, introduce and market new and innovative products; and

     strengthen our relationships with customers.

    We were incorporated in Delaware in 1962 and maintain our principal executive offices at 63 Lincoln Highway, Malvern, Pennsylvania 19355-2143. Our telephone number is (610) 644-1300.

    We have two classes of stock: common stock that has one vote per share and Class B common stock that has 10 votes per share. Only the common stock is publicly traded. The Class B common stock is privately held. All references in this prospectus to common stock are to our publicly traded common stock and not to the Class B common stock.

                                   THE OPTION

    Under the terms of the indenture each holder of LYONs has the option to require the company to purchase those LYONs on June 4, 2004 at a price of $602.77 for each $1,000 principal amount at maturity of the LYONs. The date on which the LYONs are required to be purchased is referred to as the purchase date, and the price that the company is required to pay for each $1,000 principal amount at maturity of LYONs is referred to as the purchase price.

    The company has elected to pay the purchase price in shares of common stock. Accordingly, each holder of LYONs that exercises the option will receive from the company a number of shares determined by dividing the total amount of cash the holder would have been entitled to receive had the purchase price been paid in cash by the market price of a share of common stock of Vishay. Under the indenture, the market price of a share of common stock is defined as average of the closing prices of Vishay's common stock in New York Stock Exchange composite trading for the five trading day period ending on the third business day prior to the purchase date. Accordingly, the period for determining the market price will be the five trading day period beginning on May 25, 2004 and ending on June 1, 2004. The company will issue a press release announcing the market price as promptly as practicable following the time that it has been determined and will also publish this information on the company's website.

    The company will not issue any fractional shares of common stock. A holder that would have been entitled to receive a fractional share will receive instead cash in an amount equal to the fraction multiplied by the market price of a share of common stock, determined as previously described.

    There are no conditions to the obligation of the company to purchase the LYONs of holders that have properly exercised their option. However, the company's right to pay the purchase price in stock is subject to a number of conditions, including the company's notice of its election to purchase the LYONs for common stock; the shares of common stock to be issued in payment of the purchase price having been admitted for listing on the New York Stock Exchange; registration of the shares of common stock to be issued in payment of the purchase price under the Securities Act of 1933; any necessary qualification or registration under applicable state securities laws; the receipt by the trustee for the LYONs of an officers' certificate and an opinion of counsel (as those terms are defined in the indenture); and the publication of the information necessary to calculate the market price for the common stock in a daily newspaper of national circulation or by other appropriate means. If these conditions are not satisfied prior to the close of business on the purchase date, the company will be obligated to pay the entire purchase price in cash. Holders may specify whether in these circumstances they elect to withdraw exercise of the option with respect to some or all of their LYONs or to receive cash.

    In order to exercise the option and receive the purchase price for their LYONs, holders must:

     deliver and not withdraw a purchase notice (or an agent's message according to the procedures of The Depository Trust Company (DTC) for book-entry transfer) prior to 5:00 p.m. New York City time on June 3, 2004, the business date prior to the purchase date; and

     surrender the LYONs (together with any required documentation) to the paying agent prior to, on or after the purchase date, in conformity in all respects to the description of the LYONs in the purchase notice, as determined by the company.

    The purchase notice and any required documentation must be delivered to the office of the paying agent. LYONs must be surrendered in compliance with the book-entry transfer procedures of DTC.

    The purchase of the LYONs of a holder that has validly exercised the option will be consummated by the delivery of the purchase price to be received by the holder promptly following the later of the purchase date and the time of delivery of the LYONs to which the exercise relates.

    You may withdraw your exercise of the option with respect to any or all of your LYONs at any time prior to 5:00 p.m. New York City time on June 3, 2004, the business day prior to the purchase date.

                     SUMMARY COMPARISON OF KEY DIFFERENCES
                     BETWEEN VISHAY COMMON STOCK AND LYONS

    The following summary highlights selected differences between the terms of the LYONs and the shares of common stock issuable to those LYONs holders who elect to exercise the option. For a more detailed description of the LYONs and the shares of common stock, please see 'Description of LYONs' and 'Description of Capital Stock,' respectively.

                                           LYONS                      COMMON STOCK
                                           -----                      ------------
Issuer.......................  Vishay Intertechnology, Inc.   Vishay Intertechnology, Inc.

Maturity.....................  June 4, 2021                   Not applicable.

Principal Amount at            $1,000 per LYON                Not applicable.
  Maturity...................

Listing......................  None                           New York Stock Exchange --
                                                              'VSH.'

                                                              We have made an application
                                                              for listing on the NYSE of
                                                              the shares of common stock to
                                                              be issued on exercise of the
                                                              option. The approval of this
                                                              application is a condition to
                                                              the right of the company to
                                                              pay the purchase price for
                                                              the LYONs in shares of common
                                                              stock.

Ranking......................  The LYONs are subordinated in  A holder of shares of common
                               right of payment to all of     stock is an equity holder and
                               Vishay's existing and future   is not a creditor of Vishay.
                               senior indebtedness. Also,     In the event of a liquidation
                               the LYONs are effectively      of Vishay, holders of LYONs
                               subordinated to any            and other creditors of Vishay
                               indebtedness and other         would be entitled to be paid
                               liabilities, including trade   prior to holders of common
                               payables, of our               stock.
                               subsidiaries.

Accretion....................  We issued and sold the LYONs   Not applicable.
                               at an issue price
                               significantly below the
                               principal amount at maturity.
                               The difference between the
                               issue price and the principal
                               amount at maturity of a LYON
                               is referred to as the
                               original issue discount. The
                               original issue discount
                               accrues daily at a rate of 3%
                               per year, beginning on June
                               4, 2001, calculated on a
                               semiannual bond equivalent
                               basis, using a 360-day year
                               comprised of twelve 30-day
                               months. As of the purchase
                               date of June 4, 2004, the

                                           LYONS                      COMMON STOCK
                                           -----                      ------------
                               accreted value of a LYON will
                               be $602.77.

Interest/Dividends...........  We do not pay cash interest    We have never paid any cash
                               on the LYONs, although the     dividends on our common
                               LYONs have the right to        stock, and we have no plans
                               receive contingent cash        to pay cash dividends on our
                               interest in certain            common stock in the future.
                               circumstances. See
                               'Description of LYONs --
                               Contingent Interest'

Conversion...................  Holders can convert the LYONs  Not applicable.
                               at any time on or before the
                               maturity date, unless the
                               LYONs have been redeemed or
                               repurchased previously. For
                               each LYON converted, we will
                               deliver 17.6686 shares of our
                               common stock. The conversion
                               rate may be adjusted for
                               certain reasons, but will not
                               be adjusted for accrued
                               original issue discount. Upon
                               conversion, the holder will
                               not receive any cash payment
                               representing accrued original
                               issue discount; accrued
                               original issue discount will
                               be deemed paid by the shares
                               of common stock received by
                               the holder of LYONs on
                               conversion. See 'Description
                               of LYONs -- Conversion
                               Rights.'

Purchase by Vishay at the      Holders of LYONs can require   Holders of shares of common
  Option of the Holder.......  us to purchase all or a        stock cannot require us to
                               portion of their LYONs on the  purchase their shares of
                               following dates at the         common stock.
                               following prices, which are
                               equal to the sum of the issue
                               price and accrued original
                               issue discount on such dates:

                                on June 4, 2004 at a price of
                                $602.77 per LYON;

                                on June 4, 2006 at a price of
                                $639.76 per LYON;

                                on June 4, 2011 at a price of
                                $742.47 per LYON; and

                                on June 4, 2016 at a price of
                                $861.67 per LYON.

                               We may pay the purchase price
                               in cash or, subject to

                                           LYONS                      COMMON STOCK
                                           -----                      ------------
                               certain conditions, shares of
                               our common stock or a
                               combination of cash and
                               shares of our common stock.
                               See 'Description of LYONs --
                               Purchase of LYONs by Vishay
                               at the Option of the Holder.'

Redemption...................  We can redeem all or a         The shares of common stock
                               portion of the LYONs for cash  are not redeemable.
                               at any time on or after June
                               4, 2006, at a redemption
                               price equal to the issue
                               price plus accrued original
                               issue discount to the
                               redemption date.

Change in Control and          In the event of a change in    Holders of shares of common
  Delisting..................  control or delisting event of  stock are not entitled to
                               Vishay prior to June 4, 2006,  require Vishay to purchase
                               holders of LYONs can require   their shares of common stock
                               Vishay to purchase their       upon a change in control or
                               LYONs at a price equal to the  delisting event.
                               issue price plus accrued
                               original issue discount to
                               the purchase date. See
                               'Description of LYONs --
                               Change in Control or
                               Delisting Event Permits
                               Purchase of LYONs at the
                               Option of the Holder.'

Voting Rights................  Holders of LYONs are not       A holder of shares of common
                               entitled to any voting         stock has one vote for each
                               rights. LYONs holders who      share of common stock held.
                               convert LYONs into shares of
                               common stock will have one
                               vote for each share of common
                               stock held.

                          FORWARD LOOKING INFORMATION

    Some of the statements in this company notice/prospectus and in documents incorporated by reference constitute forward-looking statements. These forward-looking statements reflect our current views with respect to future events or our financial performance, and involve certain known and unknown risks, uncertainties and other factors, including those identified below, which may cause our or our industry's actual or future results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statements or from historical results. In some cases, you can identify forward-looking statements by terminology such as 'may,' 'will,' 'could,' 'would,' 'should,' 'believe,' 'expect,' 'plan,' 'anticipate,' 'intend,' 'estimate,' 'predict,' 'potential' and other expressions which indicate future events and trends. We have no duty to update or revise any forward-looking statements after the date of this company notice/prospectus or to conform them to actual results, new information, future events or otherwise.

    The following factors, among others, could cause our or our industry's future results to differ materially from historical results or those anticipated:

     overall economic and business conditions;

     competitive factors in the industries in which we conduct our business;

     changes in governmental regulation;

     the demand for our goods and services;

     the fact that our customers may cancel orders they have placed with us, in whole or in part, without advance notice;

     changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations;

     changes in United States generally accepted accounting principles or interpretations of those principles by governmental agencies and self-regulatory groups;

     developments in and results of litigation;

     interest rate fluctuations, foreign currency rate fluctuations and other capital market conditions;

     economic and political conditions in international markets, including governmental changes and restrictions on the ability to transfer capital across borders;

     changes in the cost of raw materials used in our business;

     the timing, impact and other uncertainties of acquisitions that we may consider or consummate; and

     our ability to achieve anticipated synergies and other cost savings in connection with such acquisitions.

    These factors and the risk factors described in this document are all of the important factors of which we are aware that could cause actual results, performance or achievements to differ materially from those expressed in any of our forward-looking statements. We operate in a continually changing business environment, and new risk factors emerge from time to time. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. We cannot assure you that projected results or events will be achieved or will occur.

                                  RISK FACTORS

    You should carefully consider the following information with the other information contained or incorporated by reference in this company notice/prospectus.

RISK FACTORS RELATED TO OUR BUSINESS GENERALLY

OUR BUSINESS IS CYCLICAL AND THE RECENT DECLINE IN DEMAND IN THE ELECTRONIC COMPONENT INDUSTRY MAY RESUME AND MAY BECOME MORE PRONOUNCED.

    We and others in the electronic and semiconductor component industry have for the past several years experienced a decline in product demand on a global basis, resulting in order cancellations and deferrals, lower average selling prices, and a material and adverse impact on our results of operations. This decline was primarily attributable to a slowing of growth in the personal computer and cellular telephone product markets. We have seen indications of improvements in the economy and electronic and semiconductor component industry and expect further improvements for the remainder of 2004. However, such expected or perceived improvements in the economy and the electronic and semiconductor component industry may not materialize. The slowdown may resume and may become more pronounced. A slowdown in demand, as well as recessionary trends in the global economy, make it more difficult for us to predict our future sales, which also makes it more difficult to manage our operations, and could adversely impact our results of operations.

WE HAVE INCURRED AND MAY CONTINUE TO INCUR RESTRUCTURING COSTS.

    To remain competitive, particularly when business conditions are difficult, we attempt to reduce our cost structure through restructuring activities. This includes acquisition-related restructuring, where we attempt to streamline the operations of companies we acquire and achieve synergies between our acquisitions and our existing business. It also includes restructuring our existing businesses, where we seek to eliminate redundant facilities and staff positions and move operations, where possible, to jurisdictions with lower labor costs. In 2002, we recorded restructuring costs of approximately $48 million related to acquisitions and $31 million related to our existing businesses. We incurred approximately $29.6 million of additional restructuring and severance costs in 2003 and expect to continue to incur such expenses during 2004, though such expenses are expected to be less in magnitude than previous years. Restructuring and severance costs for the first quarter of 2004 were $0.3 million.

IN THE PAST WE HAVE GROWN THROUGH ACQUISITIONS BUT THIS MAY NOT CONTINUE.

    Our long-term historical growth in revenues and net earnings has resulted in large part from our strategy of expansion through acquisitions. We cannot assure you, however, that we will identify or successfully complete transactions with suitable acquisition candidates in the future. We also cannot assure you that acquisitions that we complete in the future will be successful. If an acquired business fails to operate as anticipated or cannot be successfully integrated with our other businesses, our results of operations, enterprise value, market value and prospects could all be materially and adversely affected.

OUR DEBT LEVELS HAVE RECENTLY INCREASED, WHICH COULD ADVERSELY AFFECT THE PERCEPTION IN THE FINANCIAL MARKETS OF OUR FINANCIAL CONDITION.

    Our outstanding debt increased from approximately $141 million at the end of 2000 to approximately $839 million as of the end of the first quarter of 2004, which includes approximately $231 million accreted principal amount of the LYONs. This increase reflects the issuance of the LYONs in 2001 and our 3 5/8% Convertible Subordinated Notes due 2023. It also reflects our acquisition activity, in which we issued or assumed indebtedness. The increase in indebtedness was offset somewhat by the repayment of outstanding debt with cash from operations. The marketplace could react negatively to our current debt levels which in turn could affect our share price and also make it more difficult for us to obtain financing in the future. Our higher debt level was one of the factors cited by Moody's Investor Services, Inc. when it announced in April 2003 that it had lowered our debt ratings. On July 31, 2003, Moody's announced that it had upwardly revised its ratings of our debt based on its belief that the restructuring of our credit facility and the issuance of the notes alleviates short-term liquidity concerns. On October 31, 2003, Moody's announced that it had downgraded our ratings, citing what it termed the continuing weakness in our business, particularly our passives business, and the possibility of further special charges, particularly in connection with our tantalum purchase commitments. Our obligation to purchase the LYONs in June 2004 was another factor cited by Moody's when it downgraded our debt, although we have the right, as provided in this document, to purchase the LYONs for shares of our common stock provided certain conditions are satisfied.

TO REMAIN SUCCESSFUL, WE MUST CONTINUE TO INNOVATE.

    Our future operating results are dependent on our ability to continually develop, introduce and market new and innovative products, to modify existing products, to respond to technological change and to customize certain products to meet customer requirements. There are numerous risks inherent in this process, including the risks that we will be unable to anticipate the direction of technological change or that we will be unable to develop and market new products and applications in a timely fashion to satisfy customer demands. If this occurs, we could lose customers and experience adverse effects on our financial condition and results of operations.

FUTURE ACQUISITIONS COULD REQUIRE US TO ISSUE ADDITIONAL INDEBTEDNESS OR EQUITY.

    If we were to undertake a substantial acquisition for cash, the acquisition would likely need to be financed in part through bank borrowings or the issuance of public or private debt. This acquisition financing would likely decrease our ratio of earnings to fixed charges and adversely affect other leverage criteria. Under our existing credit facility, we are required to obtain the lenders' consent for certain additional debt financing and to comply with other covenants including the application of specific financial ratios. We are also restricted from paying cash dividends on our capital stock. We cannot assure you that the necessary acquisition financing would be available to us on acceptable terms when required. If we were to undertake an acquisition for equity, the acquisition may have a dilutive effect on the interests of the holders of our common stock.

OUR RESULTS ARE SENSITIVE TO RAW MATERIAL AVAILABILITY, QUALITY AND COST.

    General: Many of our products require the use of raw materials that are produced in only a limited number of regions around the world or are available from only a limited number of suppliers. Our results of operations may be materially and adversely affected if we have difficulty obtaining these raw materials, the quality of available raw materials deteriorates or there are significant price increases for these raw materials. For example, the prices for tantalum and palladium, two raw materials that we use in our capacitors, are subject to fluctuation. For periods in which the prices of these raw materials are rising, we may be unable to pass on the increased cost to our customers which would result in decreased margins for the products in which they are used. For periods in which the prices are declining, we may be required to write down our inventory carrying cost of these raw materials, since we record our inventory at the lower of cost or market. Depending on the extent of the difference between market price and our carrying cost, this write-down could have a material adverse effect on our net earnings. As discussed below, we have recorded substantial write-downs of tantalum and palladium in the recent economic downturn.

    From time to time there have been short-term market shortages of raw materials. While these shortages have not historically adversely affected our ability to increase production of products containing tantalum and palladium, they have historically resulted in higher raw material costs for us. We cannot assure you that any of these market shortages in the future would not adversely affect our ability to increase production, particularly during periods of growing demand for our products.

    Tantalum: We are a major consumer of the world's annual production of tantalum. Tantalum, a metal purchased in powder or wire form, is the principal material used in the manufacture of tantalum capacitors. There are currently three major suppliers that process tantalum ore into capacitor grade tantalum powder. Due to the strong demand for our tantalum capacitors and difficulty in obtaining sufficient quantities of tantalum powder from our suppliers, we stockpiled tantalum ore in 2000 and early 2001. During 2001, we experienced a significant decrease in sales due to declining orders and the deferral or cancellation of existing orders. Our tantalum capacitor business was particularly impacted by the slowdown in sales. Prices for tantalum ore and powder decreased during this period. As a result, we recorded write-downs of $52,000,000 on tantalum during 2001.

    In June 2002, we agreed with Cabot Corporation to amend our two tantalum supply agreements for the supply by Cabot to us of tantalum powder and wire. Pursuant to the amendments, we and Cabot agreed to reduce volumes, and starting in 2003, prices of tantalum products under the agreements and to extend the term of one of the agreements by one year. We also agreed to purchase tantalum products at regular intervals over the term of the agreements. These amendments require us to purchase tantalum products in excess of our current usage requirements.

    In the fourth quarter of 2002 we took charges of approximately $106 million against our contractual commitments to purchase tantalum powder and wire from Cabot through 2006 and wrote-down approximately $25.7 million of our existing inventory of tantalum ore, powder and wire to then-present market value. In 2003, we took additional charges of approximately $11.4 million against our contractual commitments to purchase tantalum powder and wire from Cabot, and wrote-down inventory on hand by approximately $5.4 million to then-present market value. We did this because the then-current market prices of tantalum were substantially below the prices at which we are committed to purchase tantalum under our long-term contracts with Cabot and the prices at which we were carrying our tantalum raw materials inventory. If market prices for tantalum were to decline further, we could be required to record additional write-downs on our tantalum purchase commitments and inventory. We did not record any write-downs of tantalum inventory during the first quarter of 2004.

    Palladium: Palladium, a metal used to produce multi-layered ceramic capacitors, is currently found primarily in South Africa and Russia. Palladium is a commodity product subject to price volatility. The price of palladium has fluctuated in the range of approximately $148 to $1,090 per troy ounce since 2001. As of March 31, 2004, the price of palladium was approximately $287 per troy ounce. During 2001, 2002 and 2003, we recorded write-downs on our palladium inventories of $18 million, $1.7 million and $1.6 million, respectively. We did not record any write-downs of palladium inventory during the first quarter of 2004.

OUR BACKLOG IS SUBJECT TO CUSTOMER CANCELLATION.

    As of the end of the first quarter of 2004, our backlog was $620 million. Many of the orders that comprise our backlog may be canceled by our customers without penalty. Our customers may on occasion double and triple order components from multiple sources to ensure timely delivery when backlog is particularly long. They often cancel orders when business is weak and inventories are excessive, a situation that we experienced in the recent economic slowdown. Therefore, we cannot be certain the amount of our backlog does not exceed the level of orders that will ultimately be delivered. Our results of operations could be adversely impacted if customers cancel a material portion of orders in our backlog.

WE FACE INTENSE COMPETITION IN OUR BUSINESS, AND WE MARKET OUR PRODUCTS TO AN INCREASINGLY CONCENTRATED GROUP OF CUSTOMERS.

    Our business is highly competitive worldwide, with low transportation costs and few import barriers. We compete principally on the basis of product quality and reliability, availability, customer service, technological innovation, timely delivery and price. The electronics components industry has become increasingly concentrated and globalized in recent years and our major competitors, some of which are larger than us, have significant financial resources and technological capabilities.

    Our customers have become increasingly concentrated in recent years, and as a result, their buying power has increased and they have had greater ability to negotiate favorable pricing. This trend has adversely affected our average selling prices, particularly for commodity components.

WE MAY NOT HAVE ADEQUATE FACILITIES TO SATISFY FUTURE INCREASES IN DEMAND FOR OUR PRODUCTS.

    Our business is cyclical and in periods of a rising economy, we may experience intense demand for our products. During such periods, we may have difficulty expanding our manufacturing to satisfy demand. Factors which could limit such expansion include delays in procurement of manufacturing equipment, shortages of skilled personnel and capacity constraints at our facilities. If we are unable to meet our customers' requirements and our competitors sufficiently expand production, we could lose customers and/or market share. This loss could have an adverse effect on our financial condition and results of operations.

FUTURE CHANGES IN OUR ENVIRONMENTAL LIABILITY AND COMPLIANCE OBLIGATIONS MAY HARM OUR ABILITY TO OPERATE OR INCREASE COSTS.

    Our manufacturing operations, products and/or product packaging are subject to environmental laws and regulations governing air emissions, wastewater discharges, the handling, disposal and remediation of hazardous substances, wastes and certain chemicals used or generated in our manufacturing processes, employee health and safety labeling or other notifications with respect to the content or other aspects of our processes, products or packaging, restrictions on the use of certain materials in or on design aspects of our products or product packaging and responsibility for disposal of products or product packaging. We establish reserves for specifically identified potential environmental liabilities which we believe are adequate. Nevertheless, we often unavoidably inherit certain pre-existing environmental liabilities, generally based on successor liability doctrines. Although we have never been involved in any environmental matter that has had a material adverse impact on our overall operations, there can be no assurance that in connection with any past or future acquisition we will not be obligated to address environmental matters that could have a material adverse impact on our operations. In addition, more stringent environmental regulations may be enacted in the future, and we cannot presently determine the modifications, if any, in our operations that any such future regulations might require, or the cost of compliance with these regulations. In order to resolve liabilities at various sites, we have entered into various administrative orders and consent decrees, some of which may be, under certain conditions, reopened or subject to renegotiations.

OUR PRODUCTS MAY EXPERIENCE A REDUCTION IN PRODUCT CLASSIFICATION LEVELS UNDER VARIOUS MILITARY SPECIFICATIONS.

    We have qualified certain of our products under various military specifications, approved and monitored by the United States Defense Electronic Supply Center, and under certain European military specifications. These products are assigned certain classification levels. In order to maintain the classification level of a product, we must continuously perform tests on the product and the results of these tests must be reported to governmental agencies. If any of our products fails to meet the requirements of the applicable classification level, that product's classification may be reduced to a lower level. A decrease in the classification level for any of our products with a military application could have an adverse impact on the net sales and earnings attributable to that product.

RISK FACTORS RELATING TO VISHAY'S OPERATIONS OUTSIDE THE UNITED STATES

WE OBTAIN SUBSTANTIAL BENEFITS BY OPERATING IN ISRAEL, BUT THESE BENEFITS MAY NOT CONTINUE.

    We have increased our operations in Israel over the past several years. The low tax rates in Israel applicable to earnings of our operations in that country, compared to the rates in the United States, have had the effect of increasing our net earnings, although this was not the case in 2003 and 2002. Also, we have benefited from employment incentive grants made by the Israeli government. In 2002, the Israeli government suspended payment on one of these grants after we were forced to lay off a significant number of employees as a result of the recent economic downturn. Although we reached agreement with the Israeli government to resume payment on this grant, there can be no assurance that we will maintain our eligibility for this or other existing project grants. There can also be no assurance in the future the Israeli government will continue to offer new grant and tax incentive programs applicable to us or that, if it does, such programs will provide the same level of benefits we have historically received or that we will continue to be eligible to take advantage of them. Any significant increase in the Israeli tax rates or reduction or elimination of the Israeli grant programs that have benefited us could have an adverse impact on our results of operations.

WE ATTEMPT TO IMPROVE PROFITABILITY BY OPERATING IN COUNTRIES IN WHICH LABOR COSTS ARE LOW, BUT THE SHIFT OF OPERATIONS TO THESE REGIONS MAY ENTAIL CONSIDERABLE EXPENSE.

    Our strategy is aimed at achieving significant production cost savings through the transfer and expansion of manufacturing operations to and in countries with lower production costs, such as Israel, Mexico, Portugal, the Czech Republic, Malaysia, the Republic of China (Taiwan) and the People's Republic of China. In this process, we may experience under-utilization of certain plants and factories in high labor cost regions and capacity constraints in plants and factories located in low labor cost regions. This under-utilization may result initially in production inefficiencies and higher costs. These costs include those associated with compensation in connection with work force reductions and plant closings in the higher labor cost regions, and start-up expenses, manufacturing and construction delays, and increased depreciation costs in connection with the initiation or expansion of production in lower labor cost regions.

    As we implement transfers of certain of our operations we may experience strikes or other types of labor unrest as a result of lay-offs or termination of our employees in high labor cost countries.

WE ARE SUBJECT TO THE RISKS OF POLITICAL, ECONOMIC AND MILITARY INSTABILITY IN COUNTRIES OUTSIDE THE UNITED STATES IN WHICH WE OPERATE.

    We have operations outside the United States, and approximately 74% of our revenues during 2003 were derived from sales to customers outside the United States. Some of the countries in which we operate have in the past experienced and may continue to experience political, economic and military instability or unrest. These conditions could have an adverse impact on our ability to operate in these regions and, depending on the extent and severity of these conditions, could materially and adversely affect our overall financial condition and operating results. In particular, current tensions in the Middle East could adversely affect our business operations in Israel and elsewhere.

OUR BUSINESS WAS AFFECTED BY THE OUTBREAK OF SARS IN 2003 AND THE EFFECTS OF THAT OUTBREAK MAY RECUR.

    The outbreak of severe acute respiratory syndrome, or SARS, that began in the People's Republic of China adversely affected our business during the first six months of 2003, particularly in Asia where we derived approximately 36% and 38% of our revenue in 2003 and 2002, respectively. This impact included disruptions in the operations of our customers, a slowdown in customer orders and reduced sales in certain end markets. If an outbreak of SARS or like disease were to recur on a comparable scale in Asia, we could experience similar disruptions to our business.

RISK FACTORS RELATING TO VISHAY'S CAPITAL STRUCTURE

THE HOLDERS OF OUR CLASS B COMMON STOCK HAVE EFFECTIVE VOTING CONTROL OF VISHAY.

    The holders of our Class B common stock have voting control of Vishay. We have two classes of common stock: common stock and Class B common stock. The holders of our common stock are entitled to one vote for each share held, while the holders of our Class B common stock are entitled to 10 votes for each share held. Currently, the principal holder of our Class B common stock, our chairman and chief executive officer, controls approximately 50.3% of our outstanding voting power. As a result, our chairman can effectively cause the election of directors and approve other actions as a stockholder without the approval of other stockholders of Vishay. To the extent any significant number of shares of common stock are issued pursuant to exercise of the option, the voting control of our chairman will be reduced below 50%. However, it is likely that his voting percentage will remain sufficiently high, so that he will retain effective voting control of our company even after exercise of the option.

THE EXISTENCE OF OUR CLASS B COMMON STOCK MAY DEPRIVE OTHER STOCKHOLDERS OF A PREMIUM VALUE FOR THEIR SHARES IN A TAKEOVER.

    The control that holders of our Class B common stock have over our company may make us less attractive as a target for a takeover proposal. It may also discourage a merger proposal or foreclose a proxy contest for the removal of the incumbent directors, even if such actions were favored by a substantial majority of our stockholders other than the holders of our Class B common stock. Accordingly, this may deprive the holders of our common stock of an opportunity they might otherwise have to sell their shares at a premium over the prevailing market price in connection with a merger or acquisition of Vishay with or by another company.

WE HAVE A STAGGERED BOARD OF DIRECTORS WHICH COULD MAKE A TAKEOVER OF VISHAY DIFFICULT.

    A staggered board of directors might discourage, delay or prevent a change in control of our company by a third party and could discourage proxy contests and make it more difficult for our stockholders to elect directors and take other corporate actions. Also, as a consequence of our staggered board, directors may not be removed without cause, even though a majority of stockholders may wish to do so.

RISK FACTORS RELATING TO THE OPTION

THE VALUE OF THE PAYMENT YOU RECEIVE FOR YOUR LYONS WILL BE AFFECTED BY FLUCTUATIONS IN THE TRADING PRICE OF OUR COMMON STOCK.

    The payment you receive for LYONs with respect to which you exercise the option will equal $602.77 for each $1,000 principal amount at maturity of the LYONs. This price will be payable in shares of our common stock provided certain conditions described in this document are satisfied. The number of shares you receive will be determined by dividing the total amount of cash you would have received had the purchase price been paid in cash by the market price of a share of common stock. Market price for these purposes means the average of the closing prices of our common stock in New York Stock Exchange composite trading for the five trading day period ending on the third business day prior to the purchase date, which is the period from May 25, 2004 to and including June 1, 2004.

    If you exercise the option prior to the close of trading on June 1, 2004, you will not know the number of shares of common stock that you will be entitled to receive at the time of exercise, although you have the right to withdraw your exercise at any time prior to the close of business on the day prior to the purchase date. Also, the value of the payment you receive will be affected by fluctuations in the trading price of our common stock. We will deliver the common stock paid for the purchase price of the LYONs following the later of the purchase date and the date you surrender your LYONs. Because the number of shares that we deliver in payment for the LYONs will be determined over a period of time ending in advance of the purchase date, the value of the common stock that you receive may be less at the time the stock is delivered to you than the market price used to determine the number of shares that you receive. In that case, the value you receive for your LYONs would be less than $602.77 per $1,000 principal amount of the LYONs at the time you receive the payment.

IF WE ARE REQUIRED TO PURCHASE THE LYONS FOR CASH, WE MAY NOT HAVE SUFFICIENT CASH AVAILABLE TO DO SO.

    If certain conditions described in this document are not satisfied as of the close of business on the purchase date, we will not have the right to pay the purchase price for the LYONs in shares of our common stock and will be required to effect the purchase for cash. If all holders of outstanding LYONs exercise their option, we will require approximately $232.1 million to pay the purchase price. We believe that we have sufficient cash available on hand that, when combined with our borrowing availability under our long-term credit facility, would enable us to satisfy our purchase obligation if we were required to pay cash to purchase all the outstanding LYONs. We are in the process of amending the credit facility so that there will be no impediment to our borrowing under the facility to fund the purchase of the LYONs, and we expect that this amendment will be in place substantially in advance of the purchase date. However, if for any reason, we were unable to borrow under the facility, we may not have sufficient funds to make the purchase. If that were to occur, we would be in default under the LYONs, and possibly other indebtedness of the company, which would entitle holders of the LYONs to exercise certain remedies.

OUR COMMON STOCK WILL HAVE NO PRIORITY IN THE EVENT OF A LIQUIDATION OR INSOLVENCY.

    In the event of our liquidation or insolvency, our assets will be available to pay our creditors first, including holders of the LYONs and our other debt. Holders of common stock will not have the same degree of protection as holders of debt claims, including holders of LYONs. As of the end of the first quarter of 2004, we had approximately $839 million of total debt outstanding, including the LYONs.

HOLDERS OF THE COMMON STOCK HAVE NONE OF THE REPURCHASE RIGHTS AFFORDED UNDER THE LYONS.

    As a holder of LYONs, if a change in control or a delisting of our common stock occurs prior to June 4, 2006, you have the right to require Vishay to purchase your LYONs at a price equal to the issue price plus accrued original issue discount to the purchase date. In addition, a holder of LYONs may require us to repurchase all or a portion of their LYONs on June 4, 2006, 2011 and 2016 at a price equal to the sum of the issue price and accrued original issue discount on the LYONs as of the applicable purchase date. Holders of LYONs who exchange their LYONs for common stock will not have these or similar rights with respect to the common stock they receive.

THE LIQUIDITY OF ANY TRADING MARKET THAT CURRENTLY EXISTS FOR THE LYONS MAY BE ADVERSELY AFFECTED BY THE EXERCISE OF THE OPTION, AND HOLDERS OF LYONS WHO DO NOT EXERCISE THE OPTION MAY FIND IT MORE DIFFICULT TO SELL THEIR LYONS.

    To the extent that LYONs are surrendered for purchase on exercise of the option, the trading market for the remaining LYONs may be less liquid and more sporadic and prices may fluctuate significantly depending on the volume of trading in LYONs. This decreased liquidity may also make it more difficult for holders of LYONs that do not exercise the option to sell their LYONs.

                              RECENT DEVELOPMENTS

    On May 4, 2004, we announced our results for the first quarter 2004. Sales for the first quarter 2004 were $640.9 million, a 20% increase as compared to sales of $532.1 million for the first quarter 2003. Net earnings for the first quarter 2004 were $36.0 million or $0.20 per share compared to net earnings of $6.8 million or $0.04 per share for the first quarter 2003. Bookings for first quarter 2004 increased 31% to $733 million compared to first quarter 2003; and increased sequentially 13% over fourth quarter 2003 bookings of $648 million. The book-to-bill ratio for first quarter 2004 was 1.14 reflecting a book-to-bill of 1.21 for the actives segment, and a book-to-bill of 1.08 for the passives segment. Backlog increased by $88 million during first quarter 2004 to $620 million.

    The following tables present an unaudited summary of operations for the first quarters of 2004 and 2003, an unaudited balance sheet as of the end of the first quarter of 2004 (as compared to December 31, 2003), and an unaudited reconciliation of the computation of basic and diluted earnings per share for the first quarters of 2004 and 2003.

                 VISHAY INTERTECHNOLOGY, INC. AND SUBSIDIARIES
                             SUMMARY OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                               FISCAL FIRST QUARTER ENDED
                                                              -----------------------------
                                                                APRIL 3,        MARCH 31,
                                                                  2004            2003
                                                                  ----            ----
Net sales...................................................    $640,921        $532,127
Gross profit................................................     159,711         118,510
                                                                    24.9%           22.3%
Selling, general, and administrative expenses...............      97,944          96,662
Restructuring expense.......................................         301             687
                                                                --------        --------
Operating income............................................      61,466          21,161
                                                                     9.6%            4.0%
Other income (expense):
    Interest expense........................................      (8,260)        (10,001)
    Minority interest.......................................      (2,806)         (2,020)
    Other...................................................         990             643
                                                                --------        --------
                                                                 (10,076)        (11,378)
                                                                --------        --------
Earnings before taxes.......................................      51,390           9,783
Income taxes................................................      15,424           2,935
                                                                --------        --------
Net earnings................................................    $ 35,966        $  6,848
                                                                --------        --------
                                                                --------        --------
Basic earnings per share....................................       $0.22           $0.04
Diluted earnings per share..................................       $0.20           $0.04
Weighted average shares outstanding -- basic................     160,438         159,549
Weighted average shares outstanding -- diluted..............     201,324         159,996

                              -------------------

NOTE: The Company reports interim financial information for 13-week periods ending on a Saturday, except for the first quarter, which always begins on January 1, and the fourth quarter, which always ends on December 31. The four fiscal quarters in 2004 end on April 3, 2004, July 3, 2004,
      October 2, 2004, and December 31, 2004, respectively. The four fiscal quarters in 2003 were reported as calendar year quarters; however, they actually ended on March 29, 2003, June 28, 2003, September 27, 2003, and December 31, 2003, respectively.

                 VISHAY INTERTECHNOLOGY, INC. AND SUBSIDIARIES
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                               APRIL 3,     DECEMBER 31,
                                                                 2004           2003
                                                                 ----           ----
                           ASSETS
Current assets:
    Cash and cash equivalents...............................  $   581,850    $  555,540
    Accounts receivable, net................................      416,602       374,240
    Inventories:
        Finished goods......................................      161,506       171,447
        Work in process.....................................      156,773       154,532
        Raw materials.......................................      215,823       189,413
    Deferred income taxes...................................       48,333        48,471
    Prepaid expenses and other current assets...............      110,906       143,610
                                                              -----------    ----------
            Total current assets............................    1,691,793     1,637,253
Property and equipment, at cost:
    Land....................................................      109,301       110,021
    Buildings and improvements..............................      376,513       375,178
    Machinery and equipment.................................    1,653,943     1,644,270
    Construction in progress................................       70,067        85,169
                                                              -----------    ----------
                                                                2,209,824     2,214,638
    Allowance for depreciation..............................   (1,032,694)     (994,843)
                                                              -----------    ----------
                                                                1,177,130     1,219,795
Goodwill....................................................    1,462,631     1,466,714
Other intangible assets, net................................      125,530       128,955
Other assets................................................      103,885       119,796
                                                              -----------    ----------
            Total assets....................................  $ 4,560,969    $4,572,513
                                                              -----------    ----------
                                                              -----------    ----------
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Notes payable to banks..................................  $     4,870    $   17,511
    Trade accounts payable..................................      136,537       158,182
    Payroll and related expenses............................      117,619       111,842
    Other accrued expenses..................................      255,489       288,432
    Income taxes............................................       23,849        10,112
    Current portion of long-term debt.......................        1,319         1,282
                                                              -----------    ----------
            Total current liabilities.......................      539,683       587,361
Long-term debt less current portion.........................      838,119       836,606
Deferred income taxes.......................................       28,112        35,036
Deferred income.............................................       25,273        27,659
Other liabilities...........................................      252,123       248,652
Accrued pension and other post retirement costs.............      236,022       239,950
Minority interest...........................................       85,961        83,215
Stockholders' equity:
    Common stock............................................       14,554        14,467
    Class B common stock....................................        1,498         1,538
    Capital in excess of par value..........................    1,927,356     1,918,785
    Retained earnings.......................................      586,162       550,196
    Unearned compensation...................................         (241)         (306)
    Accumulated other comprehensive income..................       26,347        29,354
                                                              -----------    ----------
                                                                2,555,676     2,514,034
                                                              -----------    ----------
                                                              $ 4,560,969    $4,572,513
                                                              -----------    ----------
                                                              -----------    ----------

                              -------------------

NOTE: The Company reports interim financial information for 13-week periods ending on a Saturday, except for the first quarter, which always begins on January 1, and the fourth quarter, which always ends on December 31. The four fiscal quarters in 2004 end on April 3, 2004, July 3, 2004,
      October 2, 2004, and December 31, 2004, respectively. The four fiscal quarters in 2003 were reported as calendar year quarters; however, they actually ended on March 29, 2003, June 28, 2003, September 27, 2003, and December 31, 2003, respectively.

                 VISHAY INTERTECHNOLOGY, INC. AND SUBSIDIARIES
                      RECONCILIATION OF EARNINGS PER SHARE
                   (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
                                  (UNAUDITED)

    The following table sets forth the computation of basic and diluted earnings per share:

                                                               FISCAL FIRST QUARTER ENDED
                                                              -----------------------------
                                                                APRIL 3,        MARCH 31,
                                                                  2004            2003
                                                                  ----            ----
Numerator:
Numerator for basic earnings per share -- net earnings......     $35,966         $ 6,848
Interest savings assuming conversion of dilutive convertible
  and exchangeable notes....................................       4,764          --
                                                                 -------         -------
Numerator for diluted earnings per share -- adjusted net
  earnings..................................................     $40,730         $ 6,848
                                                                 -------         -------
                                                                 -------         -------
Denominator:
Denominator for basic earnings per share -- weighted average
  shares....................................................     160,438         159,549
Effect of dilutive securities:
    Convertible and exchangeable notes......................      36,475          --
    Employee stock options..................................       3,312             380
    Warrants................................................       1,043          --
    Other...................................................          56              67
                                                                 -------         -------
Dilutive potential common shares............................      40,886             447
                                                                 -------         -------
Denominator for diluted earnings per share -- adjusted
  weighted average shares...................................     201,324         159,996
                                                                 -------         -------
                                                                 -------         -------
Basic earnings per share....................................      $0.22           $0.04
                                                                  =====           =====
Diluted earnings per share..................................      $0.20           $0.04
                                                                  =====           =====

    Diluted earnings per share do not reflect the following, as the effect would be antidilutive for the respective period:

        Weighted average outstanding warrants of 1,824,000 and 8,824,000, for the first quarters of 2004 and 2003, respectively.

        Weighted average outstanding stock options to purchase 1,164,000 shares and 7,887,000 shares of common stock for the first quarters of 2004 and 2003, respectively.

        Assumed conversion of the Company's LYONs, due 2021, for the first quarter of 2003. At March 31, 2003, these notes were convertible into 9,717,730 shares of the Company's common stock. The Company repurchased some of these notes during the third quarter of 2003. The remaining outstanding notes are dilutive to the first quarter of 2004.

        Assumed exchange of the notes of Vishay from the December 13, 2002 acquisition of BCcomponents, for the first quarter of 2003. These notes are exchangeable for 6,176,471 shares of the Company's common stock, and are dilutive to the first quarter of 2004.

        Assumed conversion of the convertible subordinated notes of General Semiconductor, acquired November 2, 2001, for the first quarter of 2003. At March 31, 2003, these notes were convertible into 6,191,161 shares of the Company's common stock. These notes were fully redeemed on September 10, 2003.

                                USE OF PROCEEDS

    We will not receive any cash proceeds in connection with our purchase of the LYONs upon exercise of the option.

                          PRICE RANGE OF COMMON STOCK

    Our common stock trades on the NYSE under the symbol 'VSH.' The last reported sale price per share of Vishay common stock on the NYSE was $17.99 on May 4, 2004, the business day immediately preceding the date of this company notice/prospectus. There is no established reporting system or trading market for the LYONs. As of April 30, 2004, there were 145,563,480 shares of common stock outstanding, and 14,979,440 shares of our Class B common stock outstanding. Our Class B common stock is not traded on any exchange.

    The following table sets forth the high and low sale prices for our common stock as reported on the New York Stock Exchange for the periods indicated.

                                                             COMMON STOCK
                                                         ---------------------
                                                          HIGH           LOW
                                                          ----           ---
FISCAL YEAR ENDED DECEMBER 31, 2002:
First Quarter..........................................  $22.50         $17.05
Second Quarter.........................................  $26.15         $19.31
Third Quarter..........................................  $22.00         $ 8.51
Fourth Quarter.........................................  $15.10         $ 6.70

FISCAL YEAR ENDED DECEMBER 31, 2003:
First Quarter..........................................  $13.24         $ 8.77
Second Quarter.........................................  $15.15         $ 9.93
Third Quarter..........................................  $19.00         $12.47
Fourth Quarter.........................................  $23.15         $17.45

FISCAL YEAR ENDED DECEMBER 31, 2004:
First Quarter..........................................  $24.99         $18.96
Second Quarter through May 4, 2004.....................  $22.82         $16.58

                           DESCRIPTION OF THE OPTION

    Under the terms of the indenture each holder of LYONs has the option to require the company to purchase the LYONs on June 4, 2004 at a price of $602.77 for each $1,000 principal amount at maturity of the LYONs. The date on which the LYONs are required to be purchased is referred to as the purchase date, and the price that the company is required to pay for each $1,000 principal amount at maturity of LYONs is referred to as the purchase price. A holder may exercise its option with respect to all of the LYONs that it holds or with respect to any portion of the LYONs that it holds in integral multiples of $1,000 principal amount at maturity of the LYONs.

MANNER OF PAYMENT

    The indenture provides that the company has the right to elect whether to pay the purchase price for the LYONs in cash, the company's common stock or a combination of cash and common stock. The company has elected to pay the purchase price in shares of common stock. Accordingly, each holder of LYONs that exercises the option will receive from the company a number of shares determined by dividing the total amount of cash the holder would have been entitled to receive had the purchase price been paid in cash by the market price of a share of common stock. This amount may be computed using the following formula:

          A x p
   N =  ----------- ,
        $1,000 x M

where

       N    is the number of shares of common stock issuable to the
            holder;
       A    is principal amount at maturity of all LYONs for which the holder is exercising the option;
       p    is the purchase price per $1,000 principal amount at
            maturity of the LYONs ($602.77); and
       M    is the market price of one share of common stock.

    Under the indenture, the market price of a share of common stock is defined as the average of the sale prices of the common stock for the five trading day period ending on (if the third business day prior to the purchase date is a trading day or, if not, then on the last trading day prior to) the third business day prior to the purchase date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of the trading days during such five trading day period and ending on the purchase date, of certain events that would result in an adjustment of the conversion rate of the LYONs. The sale price for any date is generally defined as the closing price of the common stock on that date in New York Stock Exchange composite trading or trading on any other principal United States securities exchange on which the common stock is traded. For the purchase date of June 4, 2004, the period for determining the market price will be the five trading day period beginning on May 25, 2004 and ending on June 1, 2004.

    The company will issue a press release announcing the market price as promptly as practicable following the time that it has been determined and will also publish this information on the company's website. If you exercise your option prior to the time the market price has been determined, you will not know the exact number of shares of common stock that you will be entitled to receive for your LYONs at the time you exercise. You will, however, have the right to withdraw your exercise prior to the purchase date. See 'Withdrawal' below. Also, because the market price will be determined prior to the purchase date, holders who exercise will bear the market risk with respect to the value of the common stock to be received from the date the market price is determined to the purchase date and the date they receive the shares of common stock in payment of the purchase price.

    For purposes of determining the number of shares of common stock that a holder exercising its option is entitled to receive, the company will aggregate all LYONs held by the holder for which the option has been exercised. The company will not issue any fractional shares of common stock. A holder that would otherwise have been entitled to receive a fractional share will receive instead cash in an amount equal to the fraction multiplied by the market price of a share of common stock, determined as previously described.

CONDITIONS TO THE OPTION; PAYMENT OF CASH IF CONDITIONS NOT SATISFIED

    There are no conditions to the obligation of the company to purchase the LYONs of holders that properly exercise the option. However, the company's right to pay the purchase price in stock is subject to a number of conditions under the indenture. These include --

     the company's not having given notice of an election to pay entirely in cash and its giving of timely notice of election to purchase the LYONs for common stock. This document complies with this requirement;

     the shares of common stock having been admitted for listing or admitted for listing subject to notice of issuance on the principal United States securities exchange on which the common stock is listed. The company has filed an additional listing application with the New York Stock Exchange with respect to the shares of common stock issuable in payment for the LYONs and expects that the application will be approved in advance of the purchase date;

     the registration of the shares of common stock to be issued in respect of the payment of the purchase price under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, in each case, if required. The company has filed a registration statement on Form S-4 with the SEC, of which this document forms a part. We hope that the registration statement will become effective in advance of the purchase date, although we cannot assure you that this will be the case. The common stock is already registered under the Exchange Act, and the company does not believe that any additional registration under that statute is required in connection with the option;

     any necessary qualification or registration under applicable state securities laws or the availability of an exemption from such qualification and registration. The company does not believe that there are any such required qualifications or registrations;

     the receipt by the trustee for the LYONs of an officers' certificate and an opinion of counsel (as those terms are defined in the indenture), each stating that the terms of the issuance of the common stock are in conformity with the indenture, that the shares of common stock to be issued by the company in payment of the purchase price have been duly authorized and, when issued and delivered, will be validly issued, fully paid and non-assessable and free from preemptive rights and that the other conditions recited above have been satisfied. The company expects to deliver these documents to the trustee, assuming that all other conditions have been satisfied; and

     the publication of the information necessary to calculate the market price for the common stock in a daily newspaper of national circulation or by other appropriate means. The closing prices for Vishay common stock in New York Stock Exchange composite trading is widely available, including by publication in the Wall Street Journal and appearance in other print and electronic media sources.

    If these conditions are not satisfied prior to the close of business on the purchase date, the company will be obligated to pay the entire purchase price for all LYONs with respect to which the option has been properly exercised entirely in cash. Holders may specify in their purchase notice, or agent's message delivered in lieu of a purchase notice, whether in these circumstances they elect to withdraw exercise of the option with respect to some or all of the LYONs with respect to which they have previously exercised the option and/or to receive cash for the purchase price for the LYONs not being withdrawn. If a holder fails to indicate its choice, it will be deemed to have elected to receive cash for all LYONs with respect to which it has exercised the option. Notwithstanding these provisions, the company is not permitted to pay the purchase price in cash if at the time an event of default under the LYONs has occurred and is continuing. If the company were obligated to pay cash and this circumstance were to occur, the paying agent would return any LYONs previously surrendered and all purchase notices would be deemed to be withdrawn.

    If the option is properly exercised with respect to all outstanding LYONs, the total amount of cash that the company would require in order to pay the purchase price would be approximately $232.1 million. The company expects that, if required, it would fund this cash payment with available cash and, depending on the number of LYONs required to be purchased, borrowings under its long term revolving credit facility. The company is in the process of amending the credit facility so that there will be no impediment to our borrowing under the facility to fund the purchase of the LYONs. Any funds borrowed for this purpose under the credit facility will be repaid in the ordinary course of business as funds become available.

PURCHASE OF THE LYONS

    Prior to 10:00 a.m. New York City time on the business day following the purchase date, the company will deposit with the paying agent an amount of common stock and cash in lieu of fractional shares or, if the company is required to make payment for the LYONs in cash under the circumstances described above, the cash purchase price in immediately available funds sufficient to pay the aggregate purchase price for the LYONs with respect to which the option has been properly exercised. Payment of the purchase price for the LYONs of a holder that has validly exercised the option will be made promptly following the later of the purchase date and the time of delivery to the paying agent of the LYONs to which the exercise relates.

PROCEDURES FOR EXERCISING THE OPTION

    In order to exercise the option and receive the purchase price for their LYONs, holders must:

     deliver and not withdraw a purchase notice (or an agent's message according to the procedures for book-entry transfer described below) prior to 5:00 p.m. New York City time on June 3, 2004, the business date prior to the purchase date; and

     surrender the LYONs (together with any required documentation) to the paying agent prior to, on or after the purchase date, in conformity in all respects to the description of the LYONs in the purchase notice, as determined by the company.

To surrender the LYONs, a holder must comply with the book-entry transfer procedures of The Depository Trust Company (DTC) described below. The purchase notice and any required documentation must be delivered to the office of the paying agent set forth below under the caption 'Paying Agent.'

    THE METHOD OF DELIVERY OF THE PURCHASE NOTICE AND ALL OTHER REQUIRED DOCUMENTS TO THE PAYING AGENT IS AT YOUR ELECTION AND RISK. RATHER THAN MAIL THESE ITEMS, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY OF THE PURCHASE NOTICE TO THE PAYING AGENT PRIOR TO 5:00 P.M. NEW YORK CITY TIME ON JUNE 3, 2004, THE BUSINESS DAY PRIOR TO THE PURCHASE DATE. YOU SHOULD NOT SEND THE PURCHASE NOTICE TO THE COMPANY.

    Holders may exercise the option with respect to some or all of their LYONs. However, if a holder exercises the option with respect to only a portion of its LYONs, the LYONs surrendered must be in integral multiples of $1,000 in principal amount at maturity of the LYONs. Any LYONs as to which a purchase notice has not been delivered prior to 5:00 p.m., New York City time, on June 3, 2004, the business day prior to the purchase date, will remain outstanding and subject to the terms of the indenture.

    HOW TO EXERCISE THE OPTION IF YOU ARE A BENEFICIAL OWNER

    If you beneficially own LYONs that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to exercise the option with respect to those LYONs, you should contact your nominee as soon as possible and instruct your nominee to exercise the option on your behalf.

    PURCHASE NOTICE

    Under the terms of the indenture, a purchase notice must state:

     the CUSIP number of the LYONs that the holder will deliver to be purchased;

     the portion of the principal amount at maturity of the LYONs owned by the holder that the holder will deliver to be purchased, which, if less than all LYONs of the holder, must be an integral multiple of principal amount at maturity of $1,000;

     that such LYONs will be purchased as of the purchase date pursuant to the terms and conditions specified in paragraph 7 of the LYONs and the indenture; and

     in the event the purchase price for the LYONs is ultimately payable entirely in cash because any of the conditions to payment of the purchase price in common stock is not satisfied prior to the close of business on the purchase date, whether the holder elects to withdraw some or all of the LYONs being surrendered, stating the principal amount at maturity to which the withdrawal relates, and/or to receive cash in respect of the purchase price for the LYONs not being withdrawn.

A properly completed purchase notice in the form that accompanies this document will satisfy these requirements.

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    SIGNATURES AND SIGNATURE GUARANTEES

    Signatures on a purchase notice or a notice of withdrawal, must be guaranteed, unless you are surrendering LYONs for the account of an eligible guarantor institution, as defined in Rule 17Ad-15 of the Exchange Act and referred to here as an eligible institution. This definition includes any:

     bank, as defined in Section 3(a) of the Federal Deposit Insurance Act;

     broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker, as defined in the Exchange Act;

     credit union, as defined in Section 19B(1)(A) of the Federal Reserve Act;

     national securities exchange, registered securities association or clearing agency, as defined in the Exchange Act; or

     savings association, as defined in Section 3(b) of the Federal Deposit Insurance Act.

If signatures on a purchase notice or a notice of withdrawal are required to be guaranteed, the guarantor is required to be an eligible institution. If the purchase notice or any other document provided to the company or the paying agent is signed by trustees, executors, administrators, guardians, attorneys-in-fact, or officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless the company waives this requirement, they also must submit evidence satisfactory to us of their authority to deliver the purchase notice.

    If a purchase notice is submitted other than for the account of an eligible institution and the LYONs to which such purchase notice relates are not being surrendered to the paying agent at the time such purchase notice is delivered, an eligible institution must guarantee to the company delivery of confirmation of book-entry transfer of the LYONs to the paying agent's account at DTC.

    BOOK-ENTRY TRANSFER

    The paying agent will establish a new account or utilize an existing account with respect to the LYONs at DTC. Any financial institution that is a participant in DTC and whose name appears on a securities position listing as the owner of LYONs may make a book-entry surrender of LYONs by causing DTC to transfer the LYONs into the paying agent's account in accordance with DTC's procedures for such transfer. However, although the surrender of LYONs may be effected through book-entry transfer into the paying agent's account at DTC, before, on or after the purchase date, THE PURCHASE NOTICE, OR A MANUALLY SIGNED FACSIMILE PROPERLY COMPLETED AND VALIDLY EXECUTED, WITH ANY REQUIRED SIGNATURE GUARANTEES, OR AN AGENT'S MESSAGE IN LIEU OF THE PURCHASE NOTICE, MUST BE RECEIVED BY THE PAYING AGENT AT ITS ADDRESS SET FORTH BELOW UNDER THE CAPTION 'PAYING AGENT' PRIOR TO 5:00 P.M. NEW YORK CITY TIME ON JUNE 3, 2003, THE BUSINESS DAY PRIOR TO THE PURCHASE DATE. Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the paying agent.

    The term 'agent's message' means a message transmitted by DTC to, and received by, the paying agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC stating:

     the principal amount at maturity of LYONs with respect to which the option is being exercised and which are being surrendered by the participant;

     in the event the purchase price for the LYONs is ultimately payable entirely in cash because any of the conditions to payment of the purchase price in common stock is not satisfied prior to the close of business on the purchase date, whether the participant elects to withdraw some or all of the LYONs being surrendered, stating the principal amount at maturity to which the withdrawal relates, and/or to receive cash in respect of the purchase price for the LYONs not being withdrawn;

     that the participant has received and agrees to be bound by the term of the purchase notice; and

     that the company may enforce this agreement against the participant.

    An agent's message may be delivered to the paying agent through DTC in lieu of delivery of a purchase notice only if the LYONs to which the agent's message relates are at the time being surrendered by book-entry transfer to the account of the paying agent. If surrender of the LYONs is being made at a different time, a purchase notice must be delivered.

    WITHDRAWAL

    YOU MAY WITHDRAW YOUR EXERCISE OF THE OPTION WITH RESPECT TO ANY OR ALL OF YOUR LYONS AT ANY TIME PRIOR TO 5:00 P.M. NEW YORK CITY TIME ON JUNE 3, 2004, THE BUSINESS DAY PRIOR TO THE PURCHASE DATE.

    For a withdrawal to be effective:

     the paying agent must receive a written notice of withdrawal at its address set forth below under the caption 'Paying Agent'; or

     if the LYONs to which the withdrawal relates were surrendered to the paying agent through the procedures of DTC, the holder may comply with the appropriate withdrawal procedures of DTC.

    A notice of withdrawal must:

     specify the principal amount at maturity of the LYONs with respect to which the notice of withdrawal is being submitted;

     state the CUSIP number of the LYONs with respect to which the notice of withdrawal is being submitted; and

     specify the principal amount at maturity, if any, of LYONs which remain subject to the original purchase notice and which has been or will be delivered for purchase by the company.

A form of withdrawal notice has been included with this document. Any validly withdrawn LYONs previously surrendered to the paying agent will be credited to the account at DTC from which the LYONs were previously delivered.

    Withdrawals of LYONs may not be rescinded, and the option will thereafter be deemed not to have been exercised with respect to those LYONs. However, the option may be re-exercised with respect to validly withdrawn LYONs by again following the procedures described above at any time prior to 5:00 p.m. New York City time on June 3, 2004.

    RETURN OF IMPROPERLY SURRENDERED LYONS

    If a holder does not deliver a purchase notice (or an agent's message in lieu of a purchase notice) to the paying agent in a manner that complies with the requirements described in this document, the LYONs to which the purchase notice relates will be returned to the account at DTC from which the LYONs were previously delivered, unless the defects in the delivery of the notice are cured prior to 5:00 p.m. New York City time on June 3, 2004 or are waived by the company. We are under no obligation to inform any holder of defects in the purchase notice or to waive any defects.

CONVERSION

    A holder may convert the LYONs that it holds into common stock at any time until the close of business on the second business day immediately preceding the stated maturity date of the LYONs. A LYON in respect of which a holder has delivered a purchase notice may be converted only if the notice is withdrawn in accordance with the terms of the indenture, as described above.

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    The conversion rate is 17.6686 shares of common stock per $1,000 principal amount at maturity of the LYONs, subject to adjustment for certain events described in the indenture. The company will deliver cash in lieu of issuing a fractional share of common stock.

    To convert a LYON, a holder must:

     complete and sign the conversion notice or a facsimile and deliver the notice to the conversion agent;

     surrender the LYON to the conversion agent;

     furnish appropriate endorsements and transfer documents if required by the conversion agent, the company or the trustee; and

     pay any transfer or similar tax, if required.

    A holder may only convert a portion of a LYON if the principal amount at maturity of that portion is an integral multiple of $1,000.

    The conversion agent is The Bank of New York, and its address is 101 Barclay Street, Corporate Trust Services, New York, New York 10286.

OTHER INFORMATION PERTAINING TO THE LYONS

    No contingent interest is currently payable with respect to the LYONs, and none is expected to be payable as of the purchase date.

    Unless the company defaults in making payment of the purchase price, original issue discount and any contingent interest on LYONs surrendered for purchase will cease to accrue on and after the purchase date.

    The CUSIP number of the LYONs that are restricted is 928298AC2, and the CUSIP number of the LYONs that are unrestricted is 928298AD0.

PAYING AGENT

    We have appointed The Bank of New York as the paying agent. All completed purchase notices and agent's messages should be directed to the paying agent at the address set forth below. All questions regarding the procedures for exercising the option and surrendering your LYONs and requests for assistance in surrendering the LYONs should also be directed to the paying agent at (212) 815-5098 or the following address:

           BY MAIL                       BY FACSIMILE                BY HAND OR OVERNIGHT
           -------                       ------------                --------------------
  Corporate Trust Operations      (for eligible institutions      Corporate Trust Operations
     Reorganization Unit                    only)                    Reorganization Unit
 101 Barclay Street - 7 East            (212) 298-1915           101 Barclay Street - 7 East
   New York, New York 10286             Confirmation:              New York, New York 10286
  Attn: Mr. Bernard Arsenec             (212) 815-5098            Attn: Mr. Bernard Arsenec

    DELIVERY OF A PURCHASE NOTICE OR AGENT'S MESSAGE TO AN ADDRESS OTHER THAN THE ADDRESS LISTED ABOVE OR TRANSMISSION OF INSTRUCTIONS BY FACSIMILE OTHER THAN AS SET FORTH ABOVE IS NOT VALID DELIVERY OF THE PURCHASE NOTICE OR AGENT'S MESSAGE.

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                          DESCRIPTION OF CAPITAL STOCK

    The aggregate number of shares of capital stock which we have authority to issue is 341,000,000 shares: 1,000,000 shares of preferred stock, par value $1.00 per share, 300,000,000 shares of common stock, par value $0.10 per share, and 40,000,000 shares of Class B common stock, par value $0.10 per share. No shares of preferred stock have been issued. At April 30, 2004, there were 145,563,480 shares of common stock and 14,979,440 shares of Class B common stock outstanding.

COMMON STOCK

    After any required payment on shares of preferred stock, holders of common stock and Class B common stock are entitled to receive, and share ratably on a per share basis in, all dividends and other distributions declared by our board of directors. In the event of a stock dividend or stock split, holders of common stock will receive shares of common stock and holders of Class B common stock will receive shares of Class B common stock. Neither the common stock nor the Class B common stock may be split, divided or combined unless the other is split, divided or combined equally.

    The holders of common stock are entitled to one vote for each share held. Holders of Class B common stock are entitled to 10 votes for each share held. The common stock and the Class B common stock vote together as one class on all matters subject to stockholder approval, except as set forth in the following sentence. The approval of the holders of common stock and of Class B common stock, each voting separately as a class, is required to authorize issuances of additional shares of Class B common stock other than in connection with stock splits and stock dividends.

    Shares of Class B common stock are convertible into shares of common stock on a one-for-one basis at any time at the option of the holder thereof. The Class B common stock is not transferable except to the holder's spouse, certain of such holder's relatives, certain trusts established for the benefit of the holder, the holder's spouse or relatives, corporations and partnerships beneficially owned and controlled by such holder, such holder's spouse or relatives, charitable organizations and such holder's estate. Upon any transfer made in violation of those restrictions, shares of Class B common stock will be automatically converted into shares of common stock on a one-for-one basis.

    Neither the holders of common stock nor the holders of Class B common stock have any preemptive rights to subscribe for additional shares of our capital stock.

    Our common stock is listed on the NYSE. There is no public market for shares of our Class B common stock. All outstanding shares of common stock and Class B common stock are, and upon conversion, the shares of common stock issuable upon conversion of the notes will be, validly issued, fully paid and non-assessable.

PREFERRED STOCK

    Our board of directors is authorized, without further stockholder approval, to issue from time to time up to an aggregate of 1,000,000 shares of preferred stock in one or more series. The board of directors may fix or alter the designation, preferences, rights and any qualification, limitations restrictions of the shares of any series, including the dividend rights, dividend rates, conversion rights, voting rights, redemption terms and prices, liquidation preferences and the number of shares constituting any series. No shares of our preferred stock are currently outstanding.

OTHER MATTERS

    We have a staggered board of directors, with one third of the board being elected each year. As a consequence, directors may not be removed other than for cause.

    We are subject to Section 203 of the Delaware General Corporation Law which prohibits us from engaging in a 'business combination' with an 'interested stockholder' for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Generally, an 'interested stockholder' is a person who, together with affiliates and associates, owns or within three years did own, 15% or more of our voting stock.

    We furnish to our stockholders annual reports containing financial statements audited by an independent public accounting firm.

    American Stock Transfer & Trust Company is the transfer agent and registrar of our common stock and Class B common stock.

                              DESCRIPTION OF LYONS

    We issued the LYONs under an indenture dated as of June 4, 2001, between us and The Bank of New York, as trustee. The following summarizes the material provisions of the LYONs and the indenture. The following summary is not complete and is subject to, and qualified by reference to, all of the provisions of the LYONs and the indenture. The indenture, which contains a form of the LYONs, is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

    As used in this section, the words 'we,' 'us,' 'our' or 'Vishay' do not include any current or future subsidiary of Vishay.

GENERAL

    On June 4, 2001, we issued $550,000,000 aggregate principal amount at maturity of the LYONs in a private placement, of which $165,000,000 aggregate principal amount at maturity were subsequently repurchased by the company in private transactions. The LYONs will mature on June 4, 2021. The principal amount at maturity of each LYON is $1,000. The LYONs will be payable at the office of the paying agent, which initially is an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York. (Indenture, Section 4.05)

    We issued each LYON at an issue price of $551.26 per LYON, which represents a substantial discount from its principal amount at maturity. (LYON, Global Certificate) Except as described below, we will not make periodic payments of interest on the LYONs. However, the LYONs accrue original issue discount while they remain outstanding. Original issue discount is the difference between the issue price and the principal amount at maturity of a LYON. Accrual of original issue discount is calculated on a semi-annual bond equivalent basis, using a 360-day year composed of twelve 30-day months. The original issue discount began to accrue on the LYONs on June 4, 2001. (LYON, Section 1)

    The LYONs are debt instruments subject to the contingent payment debt regulations under the Internal Revenue Code. The LYONs were issued with original issue discount for United States federal income tax purposes. (Indenture, Section 13.14)

    Even if we do not pay any cash interest (including any contingent interest) on the LYONs, holders will be required to include accrued tax original issue discount in their gross income for United States federal income tax purposes. The rate at which the tax original issue discount accrues exceeds the stated yield of 3.00% for the accrued original issue discount described above. (LYON, Section 5)

    Maturity, conversion, purchase by us at the option of a holder or redemption of a LYON will cause original issue discount and interest, if any, to cease to accrue on such LYON. We may not reissue a LYON that has matured or been converted, purchased by us at the option of a holder, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such LYON.

    LYONs may be presented for conversion at the office of the conversion agent, and for exchange or registration of transfer at the office of the registrar, each such agent initially being the trustee.

SUBORDINATION OF LYONS

    Indebtedness evidenced by the LYONs is subordinated in right of payment as set forth in the indenture, to the prior payment in full of all of our existing and future senior indebtedness (as defined below). (LYON, Section 4)

    Upon any payment or distribution of assets of Vishay to creditors, upon any dissolution, winding up, liquidation or reorganization of Vishay or arrangement, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings, the holders of all senior indebtedness shall first be entitled to receive in cash payment in full of all amounts due or to become due thereon, or payment of such amounts shall have been provided for, before the holders of the LYONs shall be entitled to receive any payment or distribution with respect to any LYONs. As a result, holders of LYONs may recover less, ratably, than the holders of senior indebtedness. (LYON
Section 10.02)

    In addition, no payment of the principal amount at maturity, issue price, accrued contingent interest, purchase price, redemption price or trigger event purchase price with respect to any LYONs may be made by Vishay, nor may Vishay pay cash with respect to the purchase price of any LYON (other than for fractional shares) or otherwise acquire any LYONs (except as set forth in the indenture), if (i) any payment default on any senior indebtedness has occurred and is continuing beyond any applicable grace period or (ii) any default (other than a payment default) with respect to senior indebtedness occurs and is continuing that permits the acceleration of the maturity thereof and the default is the subject of judicial proceedings or the trustee receives a written notice of such default from Vishay or the holders of such senior indebtedness (a 'senior indebtedness default notice'). Notwithstanding the foregoing, payments with respect to the LYONs may resume and Vishay may acquire LYONs for cash
(a) in the case of a default described in (i) above, when the default with respect to the senior indebtedness is cured or waived or (b) in the case of default described in (ii) above, the earlier to occur of the date the default with respect to the senior indebtedness is cured or waived or 179 days after the date the senior indebtedness default notice is received unless the maturity of the senior indebtedness has been accelerated, provided that the terms of the indenture otherwise permit the payment or acquisition of the LYONs at that time. If Vishay receives a senior indebtedness default notice, then a similar notice received within nine months thereafter relating to the same default on the same issue of senior indebtedness shall not be effective to prevent the payment or acquisition of the LYONs as provided above. (Indenture, Section 10.04)

    In the event that the LYONs are declared due and payable prior to their stated maturity by reason of the occurrence of any event of default, then Vishay will be obligated to notify promptly holders of senior indebtedness of such acceleration. Vishay may not pay a holder of LYONs until the earlier of (i) 120 days have passed after such acceleration occurs or (ii) the payment in full of all senior indebtedness and may thereafter pay a holder of LYONs if the terms of the indenture otherwise permit payment at that time. (Indenture, Section 10.04)

    The term 'senior indebtedness' of Vishay means, the principal, premium (if any) and unpaid interest on all present and future:

       (i) indebtedness of Vishay for borrowed money;

      (ii) obligations of Vishay evidenced by bonds, debentures, notes or similar instruments;

     (iii) all obligations of Vishay under (a) interest rate swaps, caps, collars, options, and similar arrangements, (b) any foreign exchange contract, currency swap contract, futures contract, currency option contract, or other foreign currency hedge or any other hedging agreements, and (c) credit swaps, caps, floors, collars, and similar arrangements;

      (iv) indebtedness incurred, assumed or guaranteed by Vishay in connection with the acquisition by it or a subsidiary of Vishay of any business, properties or assets (except purchase-money indebtedness classified as accounts payable under generally accepted accounting principles)

       (v) obligations of Vishay as lessee under leases required to be capitalized in the balance sheet of the lessee under generally accepted accounting principles.

      (vi) reimbursement obligations of Vishay in respect of letters of credit relating to indebtedness or other obligations of Vishay that qualify as indebtedness or obligations of the kind referred to in clauses (i) through (v) above;

     (vii) pension plan obligations; and

    (viii) obligations of Vishay under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above, in each case unless in the instrument creating or evidencing the indebtedness or obligation or pursuant to which the same is outstanding it is provided that such indebtedness or obligation is not superior in right of payment to the LYONs. (Indenture, Section 1.01)

    The LYONs are effectively subordinated to all existing and future liabilities (including trade payables) of our subsidiaries. Any right of ours to participate in any distribution of the assets of any of our subsidiaries upon liquidation, reorganization or insolvency of such subsidiary (and the consequent right of the holders of the LYONs to participate in those assets) will be subject to the claims of the creditors (including trade creditors) of such subsidiary, except to the extent that our claims as a creditor of such subsidiary may be recognized, in which case our claims would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us. (Indenture, Section 10.02)

    There is no restriction under the indenture on Vishay or any of its subsidiaries incurring additional indebtedness, including senior indebtedness.

CONVERSION RIGHTS

    A holder may convert a LYON, in multiples of $1,000 principal amount at maturity, into shares of our common stock at any time on or before the close of business on the second business day immediately preceding June 4, 2021. (Indenture, Section 11.01)

    If we call a LYON for redemption, a holder may convert such LYON only until the close of business on the second business day immediately preceding the redemption date. A LYON for which a holder has delivered a purchase notice or a trigger event purchase notice requiring us to purchase the LYON may be converted only if such notice is withdrawn in accordance with the indenture. (Indenture, Section 3.08)

    'Business day' means any day other than a Saturday or Sunday or other than a day on which banking institutions in The City of New York are required or authorized by law or executive order to close. (Indenture, Section 1.01)

    The initial conversion rate is 17.6686 shares of common stock per LYON, subject to adjustment upon the occurrence of certain events described below. (LYON, Section 10)

    A holder of a LYON otherwise entitled to a fractional share will receive cash in an amount equal to the value of such fractional share based on the sale price, as defined below, on the trading day immediately preceding the conversion date. (Indenture, Section 11.03)

    Delivery of Common Stock. On conversion of a LYON, a holder will not receive any cash payment of interest representing accrued original issue discount or, except as described below, contingent interest. Our delivery to the holder of the full number of shares of common stock into which the LYON is convertible, together with any cash payment for such holder's fractional shares, will be deemed:

     to satisfy our obligation to pay the principal amount at maturity of the LYON; and

     to satisfy our obligation to pay accrued original issue discount and accrued tax original issue discount attributable to the period from the issue date through the conversion date.

    As a result, accrued original issue discount and accrued tax original issue discount will be deemed to be paid in full rather than cancelled, extinguished or forfeited. (Indenture, Section 11.02)

    The conversion rate will not be adjusted for accrued original issue discount or any contingent interest. (LYON, Section 10)

    A certificate for the number of full shares of common stock into which any LYON is converted, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the conversion date.

    To convert a LYON into shares of common stock, a holder must:

     complete and manually sign the conversion notice on the back of the LYON or complete and manually sign a facsimile of the conversion notice and deliver the conversion notice to the conversion agent;

     surrender the LYON to the conversion agent;

     if required by the conversion agent, Vishay or the trustee, furnish appropriate endorsements and transfer documents; and

     if required, pay all transfer or similar taxes. (LYON, Section 10)

Pursuant to the indenture, the date on which all of the foregoing requirements have been satisfied is the conversion date.

    Conversion Rate Adjustments. The conversion rate will be adjusted for:

     dividends or distributions on our shares of common stock payable in shares of our common stock or other capital stock;

     subdivisions, combinations or certain reclassifications of shares of our common stock;

     distributions to all holders of shares of common stock of certain rights to purchase shares of common stock for a period expiring within 60 days at less than the sale price at the time; and

     distributions to all holders of our shares of common stock of our assets (including shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours) or debt securities or certain rights to purchase our securities (excluding cash dividends or other cash distributions from current or retained earnings other than extraordinary cash dividends). (LYON, Section 10)

    'Extraordinary cash dividends' means the amount of any cash dividend or distribution that, together with all other cash dividends paid during the preceding 12-month period, are on a per share basis in excess of the sum of
(i) 5% of the sale price of the shares of common stock on the day preceding the date of declaration of such dividend or distribution, and (ii) an amount equal to the quotient of (x) the amount of any contingent interest paid on a LYON during such 12-month period divided by (y) the number of shares of common stock issuable upon conversion of a LYON at the conversion rate in effect on the payment date of such contingent interest. (Indenture, Section 11.08)

    In the event that we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which 'ex-dividend trading' commences for such dividend or distribution on the NYSE or such other national or regional exchange or market on which the securities are then listed or quoted. (Indenture, Section 11.08)

    In the event we elect to make a distribution described in the third or fourth bullet of the second preceding paragraph, then the company shall mail to holders of the LYONs and file with the trustee and the conversion agent a notice stating the proposed record date for a dividend or distribution or the proposed effective date of a subdivision, combination, reclassification, consolidation, merger, binding share exchange, transfer, liquidation or dissolution. The company shall file and mail the notice at least 15 days before such date. Failure to file or mail the notice or any defect in it shall not affect the validity of the transaction. (Indenture, Section 11.13)

    No adjustment to the conversion rate or the ability of a holder of a LYON to convert will be made if holders of LYONs will participate in the transaction without conversion or in certain other cases.

    The indenture permits us to increase the conversion rate from time to time.

    If we are party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets, the right to convert a LYON into common stock may be changed

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into a right to convert it into the kind and amount of securities, cash or other assets of Vishay or another person which the holder would have received if the holder had converted the holder's LYONs immediately prior to the transaction. (LYON, Section 10)

    Holders of the LYONs may, in certain circumstances, be deemed to have received a distribution subject to United States Federal income tax as a dividend in the amount of:

     a taxable distribution to holders of shares of common stock which results in an adjustment of the conversion rate; or

     an increase in the conversion rate at our discretion.

CONTINGENT INTEREST

    Subject to the accrual and record date provisions described below, we will pay contingent interest to the holders of LYONs during any six-month period from June 4 to December 3 and from December 4 to June 3, with the initial six-month period commencing June 4, 2006, if the average market price of a LYON for the five trading days ending on the third trading day immediately preceding the first day of the applicable six-month period equals 120% or more of the sum of the issue price and accrued original issue discount for such LYON to the day immediately preceding the first day of the applicable six-month period. See
' -- Redemption of LYONs at the Option of Vishay' for some of these values. Notwithstanding the above, if we declare a dividend for which the record date falls prior to the first day of a six-month period but the payment date falls within such six-month period, then the five trading day period for determining the average market price of a LYON will be the five trading days ending on the third trading day immediately preceding such record date. (LYON, Section 5)

    The amount of contingent interest payable during any six-month period will be the sum of any contingent interest payable in the first and second three-month periods during such six-month period. During any three-month period when contingent interest shall be payable, the contingent interest payable per LYON for such period will be equal to the greater of (1) 0.0625% of the average market price of a LYON for the five trading day period referred to in the immediately preceding paragraph and (2) the sum of all regular cash dividends paid by us per share on our common stock during such three-month period multiplied by the number of shares of common stock issuable upon conversion of a LYON at the then applicable conversion rate. (LYON, Section 5)

    Contingent interest, if any, will be payable to holders of LYONs as of the 15th day preceding the last day of the relevant six-month period or, if we pay a regular cash dividend on our common stock during a quarter within the relevant six-month period, to holders of LYONs as of the record date for the related common stock dividend. We will make contingent interest payments on the last day of the relevant six-month period or, if we pay a regular cash dividend on our common stock during a quarter within the relevant six-month period, on the payment date of the related common stock dividend. The original issue discount will continue to accrue at the yield to maturity whether or not contingent interest is paid. (LYON, Section 5)

    Regular cash dividends are quarterly or other periodic cash dividends on our common stock as declared by our board of directors as part of its cash dividend payment practices and that are not designated by it as extraordinary or special or other nonrecurring dividends. (LYON, Section 5)

    We do not currently pay cash dividends on our capital stock. Our policy is to retain earnings to support the growth of our business and we do not intend to change this policy at the present time.

    The market price of a LYON on any date of determination means the average of the secondary market bid quotations per LYON obtained by the bid solicitation agent for $10 million principal amount at maturity of LYONs at approximately 4:00 p.m., New York City time, on such determination date from three recognized securities dealers in the City of New York we select, provided that if:

     at least three such bids are not obtained by the bid solicitation agent; or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the LYONs;

then the market price of the LYON will equal (a) the then applicable conversion rate of the LYONs multiplied by (b) the market price of our common stock. (LYON, Section 5)

    The bid solicitation agent will initially be The Bank of New York. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the LYONs.

    Upon determination that LYON holders will be entitled to receive contingent interest which may become payable during a relevant six-month period, on or prior to the start of such six-month period, we will issue a press release and publish such information on our web site as soon as practicable. (LYON, Section 3)

PURCHASE OF LYONS BY VISHAY AT THE OPTION OF THE HOLDER

    On June 4, 2004, 2006, 2011 and 2016, holders may require us to purchase any outstanding LYON for which the holder has properly delivered and not withdrawn a written purchase notice, subject to certain additional conditions. Holders may submit their LYONs for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the purchase date until the close of business on the business day immediately preceding the purchase date.

    The purchase price of a LYON will be:

     $602.77 per LYON on June 4, 2004;

     $639.76 per LYON on June 4, 2006;

     $742.47 per LYON on June 4, 2011; and

     $861.67 per LYON on June 4, 2016. (Indenture, Section 3.08)

    The purchase prices shown above are equal to the issue price plus accrued original issue discount to the purchase date. We may, at our option, elect to pay the purchase price in cash, shares of common stock or any combination thereof. (Indenture, Section 3.08)

    We will be required to give notice on a date not less than 20 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

     whether we will pay the purchase price of LYONs in cash or common stock or any combination thereof, specifying the percentages of each;

     if we elect to pay in common stock, the method of calculating the market price of such common stock; and

     the procedures that holders must follow to require us to purchase their LYONs. (Indenture, Section 3.08)

    The purchase notice given by each holder electing to require us to purchase LYONs shall be given to the paying agent no later than the close of business on the business day immediately preceding the purchase date and must state:

     the certificate numbers of the holder's LYONs to be delivered for purchase;

     the portion of the principal amount at maturity of LYONs to be purchased, which must be $1,000 or an integral multiple of $1,000;

     that the LYONs are to be purchased by us pursuant to the applicable provisions of the LYONs; and

     in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the purchase price or portion of the purchase price in common stock is not satisfied prior to the close of business on the purchase date, as described below, whether the holder elects:

        (1) to withdraw the purchase notice as to some or all of the LYONs to which it relates; or

        (2) to receive cash in such event in respect of the entire purchase price for all LYONs or portions of LYONs subject to such purchase notice.

    If the holder fails to indicate the holder's choice with respect to the election described in the final bullet point of the immediately preceding paragraph, the holder shall be deemed to have elected to receive cash in respect of the entire purchase price for all LYONs subject to the purchase notice in these circumstances. (Indenture, Section 3.08)

    A holder may withdraw any purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day immediately preceding the purchase date. (Indenture, Section 3.10)

    The notice of withdrawal shall state:

     the principal amount at maturity of the LYONs with respect to which the notice of withdrawal is being submitted;

     the CUSIP number of the LYONs in respect of which the notice of withdrawal is being submitted; and

     the principal amount at maturity, if any, of LYONs which remain subject to the original purchase notice and which has been or will be delivered for purchase by the company.

    If we elect to pay the purchase price, in whole or in part, in shares of common stock, the number of shares of common stock to be delivered by us shall be equal to the quotient obtained by dividing (i) the amount of cash to which the holders would have been entitled had Vishay elected to pay all or such specified percentage, as the case may be, of the purchase price of such LYONs in cash by (ii) the market price of a share of common stock, subject to certain conditions.

    We will pay cash based on the market price for all fractional shares of common stock in the event we elect to deliver common stock in payment, in whole or in part, of the purchase price.

    The 'market price' of our common stock means the average of the sale prices of the common stock for the five trading day period ending on (if the third business day prior to the applicable purchase date is a trading day or, if not, then on the last trading day prior to) the third business day prior to the applicable purchase date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such five trading day period and ending on such purchase date, of certain events that would result in an adjustment of the conversion rate with respect to the common stock. (Indenture, Section 3.08)

    The 'sale price' of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported on the New York Stock Exchange or on such other principal national or regional securities exchange on which the common stock is traded or, if the common stock is not listed on a national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System ('Nasdaq') or by the National Quotation Bureau Incorporated. In the absence of a quotation, we will determine the sale price on the basis of such quotations as we consider appropriate. (Indenture, Section 1.01)

    A 'trading day' means a day during which trading in securities generally occurs on the New York Stock Exchange or, if the common stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which the common stock is then listed or, if the common stock is not listed on a national or regional securities exchange, on Nasdaq or, if the common stock is not quoted on Nasdaq, on the principal other market on which the common stock is then traded. (Indenture, Section 1.01)

    Because the market price of the common stock is determined prior to the applicable purchase date, holders of LYONs bear the market risk with respect to the value of the common stock to be received from the date such market price is determined to such purchase date. (Indenture, Section 3.08)

    We may pay the purchase price or any portion of the purchase price in common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation or by other appropriate means.

    Upon determination of the actual number of shares of common stock to be issued for each $1,000 principal amount at maturity of LYONs in accordance with the foregoing provisions, we will issue a press release and publish such information on our web site. (Indenture, Section 3.08)

    In addition to the above conditions, our right to purchase LYONs, in whole or in part, with common stock is subject to our satisfying various conditions, including:

     listing such common stock on the principal national or regional securities exchange on which our common stock is then listed or, if not so listed, on Nasdaq;

     the registration of the common stock under the Securities Act and the Exchange Act, if required; and

     any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration. (Indenture, Section 3.08)

    If these conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will be required to pay the purchase price of the LYONs of the holder entirely in cash. We may not change the form or components or percentages of components of consideration to be paid for the LYONs once we have given the notice that we are required to give to holders of LYONs, except as described in the first sentence of this paragraph.

    In connection with any purchase offer, we will to the extent applicable:

     comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

     file Schedule TO or any other required schedule under the Exchange Act. (Indenture, Section 3.13)

    Our obligation to pay the purchase price for a LYON for which a purchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the LYON, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. (Indenture, Section 3.08)

    We will cause the purchase price of the LYON to be paid promptly following the later of the purchase date and the time of delivery of the LYON.

    If the paying agent holds money or securities sufficient to pay the purchase price of the LYON prior to 10:00 a.m. New York City time on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the LYON will cease to be outstanding and original issue discount on such LYON will cease to accrue, whether or not the LYON is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the LYON.

    We may not purchase any LYONs for cash at the option of holders if an event of default with respect to the LYONs has occurred and is continuing, other than a default in the payment of the purchase price with respect to such LYONs. (Indenture, Section 3.10)

CHANGE IN CONTROL OR DELISTING EVENT PERMITS PURCHASE OF LYONS AT THE OPTION OF THE HOLDER

    In the event of any trigger event, which is defined as a change in control or a delisting event (each term as defined below), occurring on or prior to June 4, 2006 with respect to Vishay, each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to purchase for cash all or any portion of the holder's LYONs in integral multiples of $1,000 principal amount at maturity, at a price for each $1,000 principal amount at maturity of such LYONs equal to the issue price plus accrued original issue discount to the purchase date. We will be required to purchase the LYONs no later than 35 business days after the occurrence of such trigger event. We refer to this date in this prospectus as the 'trigger event purchase date.' (Indenture, Section 3.09)

    Within 15 business days after the occurrence of a trigger event, we must mail to the trustee and to all holders of LYONs at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the applicable trigger event, which notice must state, among other things:

     the events causing a trigger event;

     the date of such trigger event;

     the last date on which a holder may exercise the purchase right;

     the trigger event purchase price;

     the trigger event purchase date;

     the name and address of the paying agent and the conversion agent;

     the conversion rate and any adjustments to the conversion rate;

     that LYONs with respect to which a trigger event purchase notice is given by the holder may be converted only if the trigger event purchase notice has been withdrawn in accordance with the terms of the indenture; and

     the procedures that holders must follow to exercise these rights. (Indenture, Section 3.09)

    To exercise this right, the holder must deliver a written notice so as to be received by the paying agent no later than the close of business on the business day immediately preceding the trigger event purchase date. The required purchase notice upon the occurrence of a trigger event must state:

     the certificate numbers of the LYONs to be delivered by the holder;

     the portion of the principal amount at maturity of LYONs to be purchased, which portion must be $1,000 or an integral multiple of $1,000; and

     that we are to purchase such LYONs pursuant to the applicable provisions of the LYONs and of the indenture governing the LYONs. (Indenture, Section 3.09)

    A holder may withdraw any trigger event purchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the trigger event purchase date. The notice of withdrawal must state:

     the principal amount at maturity of the LYONs with respect to which the notice of withdrawal is being submitted;

     the CUSIP number of the LYONs in respect of which the notice of withdrawal is being submitted; and

     the principal amount at maturity, if any, of LYONs which remain subject to the original purchase notice and which has been or will be delivered for purchase by the company. (Indenture, Section 3.10)

    Our obligation to pay the trigger event purchase price for a LYON for which a trigger event purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the LYON, together with necessary endorsements, to the paying agent at any time after the delivery of such trigger event purchase notice. We will cause the trigger event purchase price for such LYON to be paid promptly following the later of the trigger event purchase date and the time of delivery of such LYON. (Indenture, Section 3.09)

    If the paying agent holds money sufficient to pay the trigger event purchase price of the LYON on the trigger event purchase date in accordance with the terms of the indenture, then, immediately after the trigger event purchase date, original issue discount on such LYON will cease to accrue, whether or not the LYON is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the trigger event purchase price upon delivery of the LYON.

    Under the indenture, a 'change in control' is deemed to have occurred at such time as:

     any person or group, other than Vishay, its subsidiaries, their employee benefit plans or permitted holders, files a Schedule 13D or Schedule TO (or any successor schedule, form or report under the Exchange Act) disclosing that such person has become the beneficial owner of 50% or more, in the aggregate, of the voting power of Vishay's common stock and Class B common stock or other capital stock into which the common stock or Class B common stock is reclassified or changed, with certain exceptions;

     permitted holders file a Schedule 13D or Schedule TO (or any successors to those schedules) stating that they have become and actually are beneficial owners of our voting stock representing more than 80% or more, in the aggregate, of the voting power of Vishay's common stock and Class B common stock or other capital stock into which the common stock or Class B common stock is reclassified or changed, with certain exceptions; or

     there shall be consummated any share exchange, consolidation or merger of Vishay pursuant to which its voting shares of common stock and the Class B common stock would be converted into cash, securities or other property, in each case other than a share exchange, consolidation or merger in which the holders of such voting capital stock immediately prior to the share exchange, consolidation or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of capital stock of the continuing or surviving corporation immediately after the share exchange, consolidation or merger. (Indenture, Section 3.09)

    For purposes of this section,

     a 'permitted holder' means each of Dr. Felix Zandman and Mrs. Luella B. Slaner or their spouses, children or lineal descendants, any trust established for the benefit of such persons, or any 'person' (as such term is used in Section 13(d) or 14(d) of the Exchange Act), directly or indirectly, controlled, controlled by or under common control with any such person mentioned in this paragraph or any trust established for the benefit of such persons or any charitable trust or non-profit entity established by a permitted holder, or any group in which such permitted holders hold more than a majority of the voting power of the common stock and Class B common stock deemed to be beneficially owned by such group;

     the term 'group' includes any group acting for the purpose of acquiring, holding or disposing of securities with the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision; and

     the term 'beneficial owner' is determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act or any successor provision, except that a person will be deemed to have beneficial ownership of all shares that such person has the right to acquire irrespective of whether that right is exercisable immediately or only after the passage of time. (Indenture, Section 3.09)

    Under the indenture, a 'delisting event' occurs if Vishay, together with its affiliates, acquires a sufficient amount of Vishay common stock to result in the common stock being delisted from the NYSE or principal United States national or regional securities exchange or national quotation system on which the shares of common stock are then listed or traded. (Indenture, Section 3.09)

    The indenture does not permit our board of directors to waive our obligation to purchase LYONs at the option of holders in the event of the occurrence of a trigger event.

    In connection with any purchase offer in the event of the occurrence of a trigger event, we will to the extent applicable:

     comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

     file Schedule TO or any other required schedule under the Exchange Act. (Indenture, Section 3.13)

    The trigger event purchase feature of the LYONs may in certain circumstances make more difficult or discourage a takeover of Vishay. The trigger event purchase feature, however, is not the result of our knowledge of any specific effort:

     to accumulate shares of our common stock;

     to obtain control of Vishay by means of a merger, tender offer, solicitation or otherwise; or

     part of a plan by management to adopt a series of anti-takeover provisions.

    Instead, the trigger event purchase feature is a standard term contained in other LYONs offerings that have been marketed by Merrill Lynch. The terms of the trigger event purchase feature resulted from negotiations between Merrill Lynch and us.

    We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a trigger event with respect to the trigger event purchase feature of the LYONs but that would increase the amount of our (or our subsidiaries') outstanding indebtedness.

    We may not purchase LYONs at the option of holders upon the occurrence of a trigger event if there has occurred and is continuing an event of default with respect to the LYONs, other than a default in the payment of the trigger event purchase price with respect to the LYONs.

REDEMPTION OF LYONS AT THE OPTION OF VISHAY

    No sinking fund is provided for the LYONs. Prior to June 4, 2006, we cannot redeem the LYONs at our option. Beginning on June 4, 2006, we may redeem the LYONs for cash as a whole at any time, or in part from time to time. We will give not less than 30 days nor more than 60 days notice of redemption by mail to holders of LYONs. (Indenture, Section 3.03)

    The table below shows redemption prices of a LYON on June 4, 2006, at each June 4 thereafter prior to maturity and at stated maturity on June 4, 2021. These prices reflect the issue price plus accrued original issue discount to the redemption date. The redemption price of a LYON redeemed between such dates would include an additional amount reflecting the additional original issue discount accrued since the next preceding date in the table.

                                                               (1)            (2)            (3)
                                                                            ACCRUED       REDEMPTION
                                                              LYON       ORIGINAL ISSUE     PRICE
                     REDEMPTION DATE                       ISSUE PRICE      DISCOUNT      (1) & (2)
                     ---------------                       -----------      --------      ---------
June 4, 2006.............................................    $551.26        $ 88.50       $   639.70
      2007...............................................     551.26         107.84           659.10
      2008...............................................     551.26         127.76           679.02
      2009...............................................     551.26         148.28           699.54
      2010...............................................     551.26         169.43           720.69
      2011...............................................     551.26         191.21           742.47
      2012...............................................     551.26         213.65           764.91
      2013...............................................     551.26         236.77           788.03
      2014...............................................     551.26         260.59           811.85
      2015...............................................     551.26         285.13           836.39
      2016...............................................     551.26         310.41           861.67
      2017...............................................     551.26         336.45           887.71
      2018...............................................     551.26         363.28           914.54
      2019...............................................     551.26         390.92           942.18
      2020...............................................     551.26         419.40           970.66
At stated maturity.......................................     551.26         448.74         1,000.00

(LYON, Section 6)

    If we redeem less than all of the outstanding LYONs, the trustee will select the LYONs to be redeemed on a pro rata basis in principal amounts at maturity of $1,000 or integral multiples of $1,000 by lot, pro rata based on the ownership thereof, or by any other method the trustee considers fair and appropriate. If a portion of a holder's LYONs is selected for partial redemption and the holder converts a portion of the LYONs, the converted portion will be deemed to be the portion selected for redemption. (Indenture Section 3.02, p.19)

EVENTS OF DEFAULT

    The following are events of default for the LYONs:

        (1) default in payment of any contingent interest which default continues for 30 days;

        (2) a default in the payment of the principal amount at maturity, issue price plus accrued original issue discount, redemption price, purchase price or trigger event purchase price on any security when the same becomes due and payable at its stated maturity, upon redemption, upon declaration, when due for purchase or otherwise (whether or not any such payment shall be prohibited by the terms of the indenture governing the LYONs);

        (3) failure by us to deliver shares of common stock (or to pay cash in lieu of fractional shares) in accordance with the terms hereof when such common stock (or cash in lieu of fractional shares) is required to be delivered, upon conversion of a LYON and such failure is not remedied for a period of 10 days;

        (4) failure by us to comply with any of the other agreements in the LYONs or the indenture (other than those referred to in clauses (1), (2) and (3) above) upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding and the failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

        (5)(A) failure by us to make any payment by the end of any applicable grace period after maturity of indebtedness, which term as used in the indenture means obligations (other than nonrecourse obligations) of ours for borrowed money or evidenced by bonds, debentures, notes or similar instruments in an amount (taken together with amounts in (B)) in excess of $10 million and continuance of such failure, or (B) the acceleration of indebtedness in an amount (taken together with the amounts in (A)) in excess of $10 million because of a default with respect to such indebtedness without such indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled in case of (A) or (B) above, for a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding. However, if any such failure or acceleration referred to in (A) or (B) above shall cease to exist or be cured, waived, rescinded or annulled, then the event of default by reason thereof shall be deemed not to have occurred; or

        (6) certain events of bankruptcy or insolvency affecting us or our material subsidiaries.

    A 'material subsidiary' means a subsidiary of Vishay, including such subsidiary's subsidiaries, which meets any of the following conditions:

     Vishay and its other subsidiaries' investments in and advances to such subsidiary exceed 5 percent of the total assets of Vishay and its subsidiaries consolidated as of the end of the most recently completed fiscal year; or

     Vishay and its other subsidiaries' proportionate share of the total assets (after intercompany eliminations) of such subsidiary exceeds 5 percent of the total assets of Vishay and its subsidiaries consolidated as of the end of the most recently completed fiscal year; or

     Vishay and its other subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of such subsidiary exceeds 5 percent of such income of Vishay and its subsidiaries consolidated as of the end of the most recently completed fiscal year. (Indenture, Section 6.01)

    If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding may declare the issue price of the LYONs plus the original issue discount on the LYONs accrued through the date of such declaration, and any accrued and unpaid interest (including contingent interest) through the date of such declaration, to be immediately due and payable. In the case of certain events of bankruptcy or insolvency of Vishay or its material subsidiaries, the issue price of the LYONs plus the original issue discount and any contingent interest accrued thereon through the occurrence of such event shall automatically become and be immediately due and payable. (Indenture, Section 6.02) Upon any such acceleration, the subordination provisions of the indenture preclude any payment being made to holders of LYONs until the earlier of (i) 120 days or more after the date of such acceleration and (ii) the payment in full of all senior indebtedness, but only if such payment is then otherwise permitted under the terms of the indenture. See 'Subordination of LYONs' above. (Indenture, Section 10.03) Under certain circumstances, the holders of a majority in aggregate principal amount at maturity of the outstanding LYONs may rescind any such acceleration with respect to the LYONs and the consequences of such acceleration. (Indenture, Section 6.02) Interest shall accrue and be payable on demand upon a default in the payment of principal amount at maturity, issue price, accrued original issue discount, redemption price, purchase price, trigger event purchase price or shares of common stock (and cash in lieu of fractional shares), in each case to the extent that the payment of such interest shall be legally enforceable. (LYON, Section 1)

    The trustee shall, within 90 days after the occurrence of any default, mail to all holders notice of all defaults of which the trustee is aware, unless such defaults shall have been cured or waived before the giving of such notice; provided, that the trustee may withhold such notice as to any default other than a payment default, if it determines in good faith that withholding the notice is in the interests of the holders. (Indenture, Section 7.05)

    The holders of a majority in aggregate principal amount at maturity of the outstanding LYONs may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, provided that such direction shall not be in conflict with any law or the indenture and subject to certain other limitations. (Indenture, Section 6.05) The trustee may refuse to perform any duty or exercise any right or power or extend or risk its own funds or otherwise incur any financial liability unless it receives indemnity satisfactory to it against any loss, liability or expense. (Indenture,

Section 7.01(e)) No holder will have any right to pursue any remedy with respect to the indenture or the LYONs, unless (i) such holder shall have previously given the trustee written notice of a continuing event of default; (ii) the holders of at least 25% in aggregate principal amount at maturity of the outstanding LYONs shall have made a written request to the trustee to pursue such remedy; (iii) such holder or holders shall have offered to the trustee reasonable security or indemnity against any loss, liability or expense satisfactory to it; (iv) the trustee shall have failed to comply with the request within 60 days after receipt of such notice, request and offer of security or indemnity; and (v) the holders of a majority in aggregate principal amount at maturity of the outstanding LYONs shall not have given the trustee a direction inconsistent with such request within 60 days after receipt of such request. (Indenture, Section 6.06)

    The right of any holder: (a) to receive payment of the principal amount at maturity, issue price, accrued original issue discount, redemption price, purchase price, trigger event purchase price or shares of common stock (and cash in lieu of fractional shares), in respect of the LYONs held by such holder on or after the respective due dates expressed in the LYONs or as of any redemption date or (b) to bring suit for the enforcement of any such payment on or after such respective dates or the right to convert, shall not be impaired or adversely affected without such holder's consent. (Indenture, Section 6.07)

    The holders of a majority in aggregate principal amount at maturity of LYONs at the time outstanding may waive any existing default and its consequences except (i) any default in any payment on the LYONs, (ii) any default with respect to the conversion rights of the LYONs, or (iii) any default in respect of certain covenants or provisions in the indenture which may not be modified without the consent of each holder of LYONs as described in 'Modification' below. When a default is waived, it is deemed cured and shall cease to exist, but no such waiver shall extend to any subsequent or other default or impair any consequent right. (Indenture, Section 6.04)

    We are required to furnish to the trustee annually a statement as to any default by us in the performance and observance of our obligations under the indenture. In addition, we will file with the trustee written notice of the occurrence or any default or event of default within five business days of our becoming aware of such default or event of default. (Indenture, Section 4.03)

MERGER AND SALES OF ASSETS

    The indenture provides that Vishay may not consolidate with or merge with or into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, unless among other conditions:

     (i) the resulting, surviving or transferee person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

     (ii) such person assumes all obligations of Vishay with respect to the LYONs and under the indenture; and

    (iii) Vishay or such successor person shall not immediately thereafter be in default under the indenture.

    Upon the assumption of Vishay's obligations by such a person in such circumstances, subject to certain exceptions, Vishay shall be discharged from all obligations with respect to the LYONs and under the indenture. (Indenture, Section 5.01) Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring on or prior to June 4, 2006 could constitute a change in control or a delisting event permitting each holder to require Vishay to purchase the LYONs of such holder as described above. (LYON, Section 7)

MODIFICATION

    We and the trustee may enter into supplemental indentures that add, change or eliminate provisions of the indenture or modify the rights of the holders of the LYONs with the consent of the holders of at least a majority in principal amount at maturity of the LYONs then outstanding.

However, without the consent of each holder, no supplemental indenture may, among other actions:

     alter the manner of calculation or rate of accrual of original issue discount or contingent interest on any LYON or extend the time of payment;

     make any LYON payable in money or securities other than that stated in such LYON;

     change the stated maturity of any LYON;

     reduce the principal amount at maturity, accrued original issue discount, redemption price, purchase price or trigger event purchase price with respect to any LYON;

     make any change that adversely affects the right of a holder to convert any LYON;

     make any change that adversely affects the right to require us to purchase a LYON;

     impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the LYONs; or

     change the provisions in the indenture that relate to modifying or amending the indenture. (Indenture, Section 9.08)

    Without the consent of any holder of LYONs, we and the trustee may enter into supplemental indentures for any of the following purposes:

     to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the LYONs;

     to add to our covenants for the benefit of the holders of the LYONs or to surrender any right or power conferred upon us;

     to make any changes or modifications to the indenture necessary in connection with the registration of the LYONs under the Securities Act and the qualification of the LYONs under the Trust Indenture Act as contemplated by the indenture;

     to cure any ambiguity or inconsistency in the indenture; and

     to make any change that does not affect the rights of the holders of the LYONs in an adverse manner. (LYON, Section 16)

    No modification to the LYONs or the indenture may make any change that adversely affects the rights of any holder of senior indebtedness then outstanding unless the requisite holders of such senior indebtedness consent to such change pursuant to the terms of such senior indebtedness.

    The holders of a majority in principal amount at maturity of the outstanding LYONs may, on behalf of all holders:

     waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; and

     waive any past default under the indenture and its consequences, except a default in the payment of the principal amount at maturity, issue price, accrued and unpaid contingent interest, accrued original issue discount, redemption price, purchase price or trigger event purchase price or obligation to deliver shares of common stock upon conversion (and cash in lieu of fractional shares) with respect to any LYON or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding LYON affected. (LYON, Section
     17)

DISCHARGE OF THE INDENTURE

    We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding LYONs or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the LYONs have become due and payable, whether at stated maturity, or any redemption date, or any purchase date, or a trigger event purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding LYONs and paying all other sums payable under the indenture. (Indenture, Section 8.01)

CALCULATIONS IN RESPECT OF LYONS

    We will be responsible for making all calculations called for under the LYONs (other than the LYON market price). These calculations include, but are not limited to, determination of our common stock and amounts of contingent interest payments, if any, payable on the LYONs. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on all holders of LYONs. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification. (Indenture, Section 13.08)

LIMITATIONS OF CLAIMS IN BANKRUPTCY

    If a bankruptcy proceeding is commenced in respect of Vishay, the claim of the holder of a LYON is, under Title 11 of the United States Code, limited to the issue price of the LYON plus that portion of the original issue discount that has accrued from the date of issue to the commencement of the proceeding.

GOVERNING LAW

    The indenture and the LYONs are governed by, and construed in accordance with, the law of the State of New York. (Indenture, Section 13.10)

TRUSTEE

    The Bank of New York is the trustee, registrar, paying agent and conversion agent under the indenture for the LYONs.

BOOK-ENTRY SYSTEM

    The LYONs have been issued only in the form of global securities held in book-entry form. DTC or its nominee is the sole registered holder of the LYONs for all purposes under the indenture. Owners of beneficial interests in the LYONs represented by the global securities hold their interests pursuant to the procedures and practices of DTC. (Indenture, Section 2.01(a)) As a result, beneficial interests in any such securities are shown on, and transfers are effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in the limited circumstances described under 'Exchange of Global Securities.'

    Unless and until LYONs are exchanged for certificated securities as described in the next section (and then except to the extent they have been so exchanged), the procedures described in this document, the LYONs, the indenture and such other documents relating to the conversion of LYONs, the surrender of LYONs for repurchase or payment, identification of LYONs by certificate number and similar matters will be relevant only to DTC as the registered holder. (Indenture, Section 2.06(b))

    Owners of beneficial interests will be required to follow such procedures as DTC (or its direct and indirect participants) may establish for exercising rights under or in respect of their interests, including conversion or repurchase rights. Beneficial owners will not be holders and will not be entitled to any direct rights provided to the holders of LYONs under the global securities or the indenture. Vishay and the trustee, and any of their respective agents, will treat DTC as the sole holder and registered owner of the global securities. (Indenture, Section 2.02)

EXCHANGE OF GLOBAL SECURITIES

    We will exchange LYONs represented by global securities in book-entry form for certificated securities with the same terms (and the holders thereof will then be required to follow the procedures established in the LYONs and the indenture for converting, requiring repurchase or otherwise dealing with the LYONs) only if:

     DTC is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

     we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or

     a default under the indenture occurs and is continuing. (Indenture, Section 2.12)

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

GENERAL

    This is a summary of certain material United States federal income tax consequences to holders of the LYONs upon our purchase of LYONs pursuant to this option. This summary is based upon the Internal Revenue Code of 1986, as amended (the 'Code'), Treasury regulations promulgated thereunder, rulings and decisions, all as now in effect and all of which are subject to change (including retroactive changes) or possible differing interpretations. The discussion below deals only with the LYONs held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax-exempt entities, persons holding the LYONs in a tax-deferred or tax-advantaged account, or persons holding the LYONs as a hedge against currency risks, as a position in a 'straddle' or as part of a 'hedging,' or 'conversion' or other risk reduction transaction for tax purposes.

    We do not address all of the tax consequences that may be relevant to a holder of a LYON. In particular, we do not address:

     the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of LYONs;

     the United States federal estate, gift or alternative minimum tax consequences of our purchase of LYONs;

     persons who hold LYONs whose functional currency is not the United States dollar;

     any state, local or foreign tax consequences of our purchase of LYONs; or

     any United States federal, state, local or foreign tax consequences of owning or disposing of the common stock to be received pursuant to our purchase of LYONs in exchange for our common stock.

    A U.S. Holder is a beneficial owner of LYONs who or which is for United States federal income tax purposes:

     a citizen or resident alien individual;

     a corporation, including any entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

     an estate if its income is subject to United States federal income taxation regardless of its source; or

     a trust, if a United States court can exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

    A Non-U.S. Holder is a holder of LYONs (other than a partnership) other than a U.S. Holder.

    If a partnership (or other entity treated as such for United States federal income tax purposes) is a beneficial owner of LYONs, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner of LYONs that is a partnership for United States income tax purposes, and the partners in such a partnership, should consult their tax advisors about the United States federal income tax consequences of our purchase of LYONs.

    Pursuant to the terms of the indenture, we and each holder of the LYONs agree, for United States federal income tax purposes, (i) to treat the LYONs as 'contingent payment debt instruments' and to be bound by our application of the United States Treasury regulations that govern contingent payment debt instruments (which we refer to as the CPDI regulations) and (ii) to treat the fair market value of our common stock received by such holder upon our purchase of LYONs as a contingent payment. The remainder of this discussion assumes such treatment.

    WE URGE ALL HOLDERS OF THE LYONS TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF OUR PURCHASE OF LYONS PURSUANT TO THIS OFFER IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

U.S. HOLDERS

    Generally, and in accordance with treatment agreed upon pursuant to the indenture described above, our purchase of a LYON will result in taxable gain or loss to a U.S. Holder. The amount of such gain or loss will equal the difference between (a) the fair market value of our common stock and/or cash received and
(b) the U.S. Holder's adjusted tax basis in the LYON. A U.S. Holder's adjusted tax basis in a LYON generally will equal the U.S. Holder's original purchase price for the LYON, increased by any interest income previously accrued by the U.S. Holder. Any such gain recognized generally will be treated as ordinary interest income. Any such loss will be (i) an ordinary loss to the extent of the interest previously included in income by such holder and (ii) thereafter, a capital loss (which will be long-term if the LYON has been held for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.

    A U.S. Holder's tax basis in our common stock received upon our purchase of a LYON will equal the then current fair market value of such common stock. The U.S. Holder's holding period for the common stock received will commence on the day immediately following the date of such purchase.

    Notwithstanding the above, it is possible that our purchase of a LYON in exchange for our common stock would be treated as a recapitalization in which loss, and possibly gain, would not be recognized. The holding period of our common stock received in that event would include the holder's holding period of the LYON exchanged.

NON-U.S. HOLDERS

    Payments made to a Non-U.S. Holder upon our purchase of a LYON will be exempt from United States income or withholding tax, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; (ii) the statement requirement set forth in section 871(h) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below; (iii) such payments are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States; (iv) our common stock continues to be actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code (which, for these purposes and subject to certain exceptions, includes trading on the NYSE); and (iv) we are not a 'United States real property holding corporation.' We believe that we are not, and do not anticipate becoming, a 'United States real property holding corporation.'

    The statement requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a LYON has certified or certifies on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a United States person and provides its name, address and such other information as the form may require. A holder of a LYON which is not an individual or corporation (or an entity treated as a corporation for United States federal income tax purposes) holding the LYON on its own behalf may have substantially increased reporting requirements.

    If a Non-U.S. Holder of a LYON is engaged in a trade or business in the United States, and if interest on the LYON is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on any gain realized upon our purchase of the LYON in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such a Non-U.S. Holder is a foreign corporation, such Non-U.S. Holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

    We will comply with applicable information reporting requirements with respect to payments made upon our purchase of LYONs. In addition, such payments made to a U.S. Holder may be subject to United States federal backup withholding tax at the rate of 28% if the U.S. Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. A Non-U.S. Holder may be subject to United States backup withholding on such payments unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person. Any amounts so withheld will be allowed as a credit against a holder's United States federal income tax liability and may entitle a holder to a refund, provided the required information is timely furnished to the Internal Revenue Service.

                                 LEGAL MATTERS

    The validity of the common stock issuable upon exercise of the option is being passed upon for us by Kramer Levin Naftalis & Frankel LLP, New York, New York.

                                    EXPERTS

    The consolidated financial statements of Vishay Intertechnology, Inc. appearing in Vishay's Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the SEC. The file number under the Securities Exchange Act of 1934 for our SEC filings is No. 1-07416. You may read and copy materials that we have filed with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our

SEC filings also are available to the public on the SEC's web site at www.sec.gov, which contains reports, proxies and information statements and other information regarding issuers that file electronically.

    This prospectus 'incorporates by reference' information that we have filed with the SEC under the Exchange Act, which means that we are disclosing important information to you by referring you to those documents. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference into this prospectus the following documents that we have previously filed with the SEC and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until all of the securities covered by this prospectus are sold by the selling securityholders:

     Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

     The description of our common stock set forth in our Registration Statement on Form 8-A filed on December 27, 1983, including any amendment or reports filed for the purpose of updating such description.

    You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

   Vishay Intertechnology, Inc.
    63 Lincoln Highway
    Malvern, PA 19355

   Attn: William J. Spires
    (610) 644-1300

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                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he/she is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of Vishay, and, in any criminal proceeding, if such person had no reasonable cause to believe his/her conduct was unlawful; provided that, in the case of actions brought by or in the right of Vishay, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to Vishay unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

    Vishay's certificate of incorporation provides that every person who is or was a director, officer, employee or agent of Vishay or of any other company, including another corporation, partnership, joint venture, trust or other enterprise which such person serves or served as such at Vishay's request shall be indemnified by Vishay against all judgments, payments in settlement, fines, penalties, and other reasonable costs and expenses resulting from any action, proceeding, investigation or claim which is brought or threatened by or in the right of Vishay or by anyone else by reason of such person being or having been a director, officer, employee or agent of Vishay or any act or omission of such person in such capacity. Such indemnification shall be available either if such person is wholly successful in defending such action or if, in the judgment of a court or the Board of Directors of Vishay or in the opinion of independent legal counsel, in the case of a derivative action, such person acted without negligence or misconduct in the performance of his/her duty to Vishay or in the case of a third-party action, such person acted in good faith in what he/she reasonably believed to be in the best interests of Vishay and was not adjudged liable to the corporation, and, in any criminal action, had no reasonable cause to believe that his/her action was unlawful. In the case of a derivative action, such indemnification shall not be made other than in respect of a court approved settlement or if, in the opinion of independent counsel, the person satisfied the standard of conduct specified in the prior sentence, the action was without substantial merit, the settlement was in the best interest of Vishay and the payment is permissible under applicable law. Directors may authorize the advancement of reasonable costs and expenses in connection with any such action to the extent permitted under Delaware law. Vishay's certificate of incorporation further provides that no director shall have any personal liability to Vishay or to its stockholders for any monetary damages for breach of fiduciary duty, to the extent permitted under the Delaware General Corporation Law.

    Vishay maintains $100 million of insurance to reimburse the directors and officers of Vishay and its subsidiaries, for charges and expenses incurred by them for wrongful acts claimed against them by reason of their being or having been directors or officers of Vishay or any of its subsidiaries. Such insurance specifically excludes reimbursement of any director or officer for any charge or expense incurred in connection with various designated matters, including libel or slander, illegally obtained personal profits, profits recovered by Vishay pursuant to Section 16(b) of the Exchange Act and deliberate dishonesty.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    EXHIBIT
      NO.                            DESCRIPTION
      ---                            -----------
        3.1  Composite Amended and Restated Certificate of Incorporation
             of Vishay Intertechnology, Inc. dated August 3, 1995;
             Certificate of Amendment of Composite Amended and Restated
             Certificate of Incorporation dated May 22, 1997; Certificate of Amendment of the Amended and Restated Certificate of
             Incorporation dated November 2, 2001; and Certificate of
             Amendment of the Amended and Restated Certificate of
             Incorporation dated July 29, 2003 (incorporated by reference to Exhibit 3.1 to Amendment No. 2 to our Registration
             Statement on Form S-3, File No. 333-102507 filed on
             October 3, 2003).

        3.2  Amended and Restated Bylaws of Vishay Intertechnology, Inc.
             (incorporated by reference to Exhibit 3.2 to our Form 8-K filed on August 8, 2003).

        4.1  Indenture dated as of June 4, 2001 between Vishay
             Intertechnology, Inc. and Bank of New York as Trustee
             (incorporated by reference to Exhibit 4.1 to our current report on Form 8-K filed on June 18, 2001 except that clause
             (x) of Section 5 of Exhibit A-1 thereof is corrected to read
             '(x) 0.0625% of the average LYON Market Price for the Five
             Day Period with respect to such Contingent Interest Period and').

        5.1  Opinion of Kramer Levin Naftalis & Frankel LLP

       10.1  Second Amendment to Amended and Restated Vishay
             Intertechnology, Inc. Long Term Revolving Credit Agreement and Consent, made as of July 31, 2003, by and among Vishay
             Intertechnology, Inc., the Permitted Borrowers (as defined), the Lenders signatory thereto and Comerica Bank, as Co-lead
             Arranger Co-Book Running Manager and Administrative agent, et al. (incorporated by reference to Exhibit 10.2 to our 2003 Annual Report on Form 10-K).

       23.1  Consent of Ernst & Young LLP

       23.2  Consent of Kramer Levin Naftalis & Frankel LLP (included in
             Exhibit 5.1)

       24.1  Power of Attorney (contained on the signature page)

       99.1  Form of Purchase Notice

       99.2  Form of Withdrawal Notice

       99.3  Form of Letter to Brokers, Dealers, etc.

       99.4  Form of Letter to Clients

       99.5  Guidelines for Certification of Taxpayer Identification
             Number on Substitute Form W-9

       99.6  Press Release dated May 5, 2004

ITEM 22. UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this company notice/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Malvern, Commonwealth of Pennsylvania, on the 5th day of May, 2004.

                                          VISHAY INTERTECHNOLOGY, INC.

                                          By:          /s/ FELIX ZANDMAN
                                              .................................
                                                      DR. FELIX ZANDMAN
                                                    CHAIRMAN OF THE BOARD
                                                 AND CHIEF EXECUTIVE OFFICER

    KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints FELIX ZANDMAN and RICHARD N. GRUBB, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement (including all pre-effective and post-effective amendments thereto and all registration statements filed pursuant to Rule 462(b) which incorporate this registration statement by reference), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on the on the 5th day of May, 2004 in the capacities indicated below.

                SIGNATURE                                            TITLE
                ---------                                            -----
          /s/ DR. FELIX ZANDMAN             Director, Chairman of the Board, and Chief Executive
...........................................    Officer (Principal Executive Officer)
           (DR. FELIX ZANDMAN)

           /s/ RICHARD N. GRUBB             Executive Vice President, Treasurer and Chief Financial
...........................................    Officer (Principal Financial and Accounting Officer)
            (RICHARD N. GRUBB)

           /s/ PHILIPPE GAZEAU              Director
 .........................................
            (PHILIPPE GAZEAU)

             /s/ ZVI GRINFAS                Director
 .........................................
              (ZVI GRINFAS)

             /s/ ELI HURVITZ                Director
 .........................................
              (ELI HURVITZ)

           /s/ DR. GERALD PAUL              Director, President and Chief Operating Officer
 .........................................
            (DR. GERALD PAUL)

        /s/ DR. ABRAHAM LUDOMIRSKI          Director
 .........................................
         (DR. ABRAHAM LUDOMIRSKI)

                SIGNATURE                                            TITLE
                ---------                                            -----
         /s/ DR. EDWARD B. SHILS            Director
 .........................................
          (DR. EDWARD B. SHILS)

             /s/ ZIV SHOSHANI               Director
 .........................................
              (ZIV SHOSHANI)

           /s/ MARK I. SOLOMON              Director
 .........................................
            (MARK I. SOLOMON)

           /s/ JEAN-CLAUDE TINE             Director
 .........................................
            (JEAN-CLAUDE TINE)

         /s/ THOMAS C. WERTHEIMER           Director
 .........................................
          (THOMAS C. WERTHEIMER)

             /s/ MARC ZANDMAN               Director and Vice Chairman of the Board
 .........................................
              (MARC ZANDMAN)

             /s/ RUTA ZANDMAN               Director
 .........................................
              (RUTA ZANDMAN)

                                 EXHIBIT INDEX

EXHIBIT                         DESCRIPTION
-------                         -----------
    3.1 -- Composite Amended and Restated Certificate of
           Incorporation of Vishay Intertechnology, Inc. dated
           August 3, 1995; Certificate of Amendment of Composite
           Amended and Restated Certificate of Incorporation dated
           May 22, 1997; Certificate of Amendment of the Amended and
           Restated Certificate of Incorporation dated November 2,
           2001; and Certificate of Amendment of the Amended and
           Restated Certificate of Incorporation dated July 29, 2003
           (incorporated by reference to Exhibit 3.1 to Amendment
           No. 2 to our Registration Statement on Form S-3, File
           No. 333-102507 filed on October 3, 2003).

    3.2 -- Amended and Restated Bylaws of Vishay Intertechnology,
           Inc. (incorporated by reference to Exhibit 3.2 to our Form 8-K filed on August 8, 2003).

    4.1 -- Indenture dated as of June 4, 2001 between Vishay
           Intertechnology, Inc. and Bank of New York as Trustee
           (incorporated by reference to Exhibit 4.1 to our current report on Form 8-K filed on June 18, 2001 except that clause (x) of Section 5 of Exhibit A-1 thereof is corrected to read '(x) 0.0625% of the average LYON Market
           Price for the Five Day Period with respect to such Contingent Interest Period and').

    5.1 -- Opinion of Kramer Levin Naftalis & Frankel LLP

   10.1 -- Second Amendment to Amended and Restated Vishay
           Intertechnology, Inc. Long Term Revolving Credit Agreement and Consent, made as of July 31, 2003, by and among Vishay
           Intertechnology, Inc., the Permitted Borrowers (as defined), the Lenders signatory thereto and Comerica Bank, as Co-lead Arranger Co-Book Running Manager and
           Administrative agent, et al. (incorporated by reference to Exhibit 10.2 to our 2003 Annual Report on Form 10-K).

   23.1 -- Consent of Ernst & Young LLP

   23.2 -- Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 5.1)

   24.1 -- Power of Attorney (contained on the signature page)

   99.1 -- Form of Purchase Notice

   99.2 -- Form of Withdrawal Notice

   99.3 -- Form of Letter to Brokers, Dealers, etc.

   99.4 -- Form of Letter to Clients

   99.5 -- Guidelines for Certification of Taxpayer Identification
           Number on Substitute Form W-9

   99.6 -- Press Release dated May 5, 2004


                          STATEMENT OF DIFFERENCES

The trademark symbol shall be expressed as................................ 'TM'